                                                                    EXHIBIT 99.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                              :          Chapter 11
                                    :
CORAM HEALTHCARE CORP. and          :          Case Nos. 00-3299 (MFW)
CORAM, INC.,                        :          (Jointly Administered)
                                    :
                  Debtors.          :
                                    :
                                    :
                                    :

--------------------------------------------------------------------------------
               SECOND AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
          THE CHAPTER 11 TRUSTEE'S AMENDED JOINT PLAN OF REORGANIZATION
--------------------------------------------------------------------------------

                                                  SCHNADER HARRISON
                                                  SEGAL & LEWIS LLP
                                                  Barry E. Bressler
                                                  Wilbur L. Kipnes
                                                  Richard A. Barkasy
                                                  Michael J. Barrie
                                                  1600 Market Street, Suite 3600
                                                  Philadelphia, Pennsylvania
                                                  19103-7286
                                                  (215) 751-2000

                                                  -and-

                                                  WEIR & PARTNERS LLP
                                                  Kenneth E. Aaron (#4043)
                                                  Salene R. Mazur
                                                  824 Market Street Mall, Suite
                                                  1001
                                                  P.O. Box 708
                                                  Wilmington, Delaware 19899
                                                  (302) 652-8181

                                                  Co-Counsel to Arlin M. Adams,
                                                  Chapter 11 Trustee

          THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE
         PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE
            BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT.

                                   DISCLAIMER

         THE INFORMATION CONTAINED IN THIS SECOND AMENDED DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE CHAPTER 11 TRUSTEE'S AMENDED JOINT PLAN OF REORGANIZATION OF CORAM HEALTHCARE CORPORATION AND CORAM, INC. (THE "PLAN") AND MAY NOT BE RELIED UPON FOR ANY PURPOSES OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. THE TRUSTEE HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN. IF ANY SUCH INFORMATION OR REPRESENTATIONS ARE GIVEN OR MADE, THEY MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUSTEE.

         ALL CREDITORS AND HOLDERS OF EQUITY INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETIES BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETIES BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL CONTROL.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF TITLE 11 OF THE UNITED STATES CODE SECTIONS 101, ET SEQ. (THE "BANKRUPTCY CODE") AND RULE 3016(B) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE RULE 1001, ET SEQ. (THE "BANKRUPTCY RULES") AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR ANY OTHER NON-BANKRUPTCY LAW. THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") HAS NEITHER APPROVED OR DISAPPROVED OF THIS DISCLOSURE STATEMENT NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF CORAM HEALTHCARE CORPORATION OR CORAM, INC. OR ANY OF ITS DOMESTIC SUBSIDIARIES AND AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, CORAM HEALTHCARE CORPORATION OR CORAM, INC.

I.       INTRODUCTION

         Arlin M. Adams, Chapter 11 Trustee (the "Trustee") of Coram Healthcare Corporation ("CHC") and its wholly owned subsidiary, Coram, Inc. ("Coram") (collectively, the "Debtors"), submits this Disclosure Statement pursuant to
Section 1125 of the Bankruptcy Code. This Disclosure Statement describes the material terms of, and provides additional information with respect to, the Plan, a true and correct copy of which is attached hereto as Exhibit A.

         The Trustee urges all creditors, shareholders and other parties-in-interest to read this Disclosure Statement and the Plan carefully and in their entireties.

         ALL CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT THAT ARE NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE SAME MEANINGS ASCRIBED TO THEM IN THE PLAN.

II.      BRIEF SUMMARY OF THE TRUSTEE'S PLAN

         A.       MAIN FEATURES

         Some of the main features of the Trustee's Plan are as follows:

     - The Trustee's Plan will be funded by $56,000,000 to be contributed by the Noteholders and the Debtors' cash on hand on the Effective Date. In return for providing $56,000,000 in funding, the Noteholders and their officers, directors and employees will be released from all claims that the Debtors' may have against them, including the Proposed Derivative Claims.

     - All General Unsecured Creditors shall receive an immediate and certain distribution of one hundred percent (100%) of their Allowed Pre-Petition Claims.

     -   CHC will be dissolved.

     - The Noteholders will receive a Distribution of all of the common stock in Reorganized Coram in satisfaction of their preferred stock interests in Coram and General Unsecured Claims.

     - As a privately owned company, Reorganized Coram will be able to maintain compliance with the provisions of Stark II (as defined in Section IV, C of this Disclosure Statement) as a result of having eliminated the risk of ownership by physicians who make Medicare and Medicaid referrals of patients to the Debtors or their operating subsidiaries, or family members of such physicians.

     - The holders of Allowed CHC Equity Interests shall receive a Distribution of the Plan Funding Cash Balance, which the Trustee estimates will be more than $28,000,000.

     - Reorganized Coram will be left with $10,000,000 in cash working capital and it will have a reduced and manageable debt which will consist only of the Exit Facility.

     - The claim of the R-Net Committee of more than $41,000,000 will be settled and R-Net will have a reduced Allowed General Unsecured Claim of $7,950,000. This will provide additional funding for, and also likely result in the confirmation of, the R-Net Committee's or liquidator's plan of liquidation filed in R-Net's bankruptcy case.

         The Equity Committee believes that the Debtors' claims against the Noteholders are worth far more than $56,000,000 and that the settlement represented by the $56,000,000 is substantially inadequate. For further information on the Equity Committee's position, see the discussion of alleged claims against the Noteholders in the Equity Committee's Disclosure Statement.

         B.       SUMMARY OF CLASSES AND TREATMENT

         The following is a summary of the Trustee's Plan:

CLASS DESCRIPTION                  TREATMENT UNDER PLAN
-----------------                  --------------------
Unclassified - Administrative      Except to the extent that the Trustee and the
Claims                             holder of an Allowed Administrative Claim
                                   agree to a different treatment, each holder
                                   of an Allowed Administrative Claim shall be
                                   paid in full in Cash on the later of (i) the
                                   Effective Date, or (ii) fourteen (14) days
                                   after the date on which such Claim becomes an
                                   Allowed Administrative Claim. Allowed
                                   Administrative Claims for pre-Effective Date
                                   fees or expenses shall be paid from Plan
                                   Funding Cash. Any additional Allowed
                                   Administrative Claims shall be paid by
                                   Reorganized Coram, but not with Plan Funding
                                   Cash.

                                   ESTIMATED AMOUNT OF CLAIMS:      $ 13,500,000
                                   PERCENTAGE RECOVERY:             100%

Unclassified - Priority            The Priority Tax Claim of the Internal
Tax Claims                         Revenue Service ("IRS") in an amount in
                                   excess of $19,000,000, including interest
                                   thereon, shall either be (i) paid in full in
                                   Cash on the Effective Date, or (ii) be
                                   satisfied in accordance with the terms and
                                   conditions of the agreement between the
                                   Trustee and the IRS. Any payments required to
                                   be made to the IRS on or before the Effective
                                   Date shall be made with Plan Funding Cash. If
                                   an agreement with the IRS allows for deferred
                                   payments, all deferred payments shall be paid
                                   by Reorganized Coram, and to the extent
                                   necessary, the Noteholders have irrevocably
                                   committed to make additional capital
                                   contributions to Reorganized Coram to enable
                                   it to make such deferred payments on a timely
                                   basis. Each holder of an Allowed Priority Tax
                                   Claim,

                                   other than the IRS, shall be paid in full in Cash on the later of (i) the Effective Date, or (ii) fourteen (14) days after the date on which such Claim becomes an Allowed Priority
                                   Tax Claim. Such Claims shall be paid with Plan Funding Cash.

                                   ESTIMATED AMOUNT OF CLAIMS:      $ 19,430,000.
                                   PERCENTAGE RECOVERY:             100%

Class 1 - Priority Non-            Each holder of an Allowed Priority Non-Tax
Tax Claims                         Claim shall be paid in full in Cash on the
                                   later of (i) the Effective Date, or (ii)
                                   fourteen (14) days after the date on which
                                   such Claim becomes an Allowed Priority
                                   Non-Tax Claim. Allowed Priority Non-Tax
                                   Claims shall be paid with Plan Funding Cash.
                                   Class 1 is unimpaired under the Plan and is
                                   presumed to have accepted the Plan.

                                   ESTIMATED AMOUNT OF CLAIMS:      $ 12,900.
                                   PERCENTAGE RECOVERY:             100%

Class 2 - Secured                  Each holder of an Allowed Secured Claim
Claims                             shall receive payment in full in Cash on the
                                   later of (i) the Effective Date; and (ii)
                                   fourteen (14) days after the date on which
                                   such Claim becomes an Allowed Secured Claim.
                                   Allowed Secured Claims shall be satisfied
                                   with Plan Funding Cash. Class 2 is unimpaired
                                   under the Plan and is presumed to have
                                   accepted the Plan.

                                   ESTIMATED AMOUNT OF CLAIMS:      $0
                                   PERCENTAGE RECOVERY:             100%

Class 3 - General                  Allowed General Unsecured Claims shall be
Unsecured Claims                   satisfied from Net Plan Funding Cash. Each
                                   holder of an Allowed General Unsecured Claim,
                                   except for the Noteholders, shall be paid in
                                   full in Cash (without post-petition interest)
                                   on the later of: (i) the Distribution Date,
                                   or (ii) fourteen (14) days after the date on
                                   which such Claim becomes an Allowed General
                                   Unsecured Claim. In addition, the holders of
                                   Allowed General Unsecured Claims shall
                                   receive, on a pro rata basis from the net
                                   proceeds of the Causes of Action (if any), a
                                   distribution for interest accruing (at the
                                   statutory judgment rate set forth in Section
                                   1961 of Title 28 of the United States Code)
                                   from the Petition Date through the Effective
                                   Date on account of such General Unsecured
                                   Claims. The net proceeds of the Causes of
                                   Action shall be the sole source of the
                                   payment of post-petition interest to holders
                                   of Allowed General Unsecured Claims. Class 3
                                   is impaired under the provisions of the Plan
                                   and is entitled to vote to accept or reject
                                   the Plan.

                                   ESTIMATED AMOUNT OF CLAIMS:      $ 17,950,000

                                   PERCENTAGE RECOVERY:             100% (WITHOUT POST-PETITION INTEREST)

Class 4 - The                      The Noteholders are holders of Coram
Noteholders                        Preferred Stock with an aggregate liquidation
                                   preference in excess of $334 million as a
                                   result of debt exchanges approved by the
                                   Bankruptcy Court. In addition, the
                                   Noteholders have a General Unsecured Claim of
                                   approximately $9,000,000 on account of the
                                   Notes. The Equity Committee disputes the
                                   Noteholders' calculation of the claims
                                   because it contends that the Noteholders may
                                   not be entitled to any or all post-petition
                                   interest claimed as part of the liquidation
                                   preference, and if they are, the interest
                                   should be calculated at the federal judgment
                                   rate. On the Effective Date, each of the
                                   Noteholders shall receive its pro rata share
                                   of Reorganized Coram Common Stock in full and
                                   final satisfaction of both their Claims
                                   against CHC and Coram and Coram Preferred
                                   Stock. Class 4 is impaired under the
                                   provisions of the Plan and is entitled to
                                   vote to accept or reject the Plan.

                                   ESTIMATED AMOUNT OF CLAIMS AND INTERESTS: $ 343,600,000.
                                   RECOVERY: 100% OF COMMON STOCK OF REORGANIZED CORAM

Class 5 - Coram                    CHC is the holder of all of the outstanding
Equity Interest                    voting common stock of Coram. CHC shall
                                   neither receive a distribution nor retain any
                                   legal, equitable or contractual rights with
                                   regard to its equity interest in Coram, which
                                   shall be deemed cancelled and extinguished as
                                   of the Effective Date as part of the Plan.
                                   Class 5 is impaired under the provisions of
                                   the Plan and is deemed to have rejected the
                                   Plan.

                                   ESTIMATED VALUE OF INTEREST:     $0
                                   RECOVERY:                        $0

Class 6 - CHC Equity               On the Effective Date, each holder of an
Interests                          Allowed CHC Equity Interest shall receive
                                   its pro rata share of the Plan Funding Cash
                                   Balance. All CHC Equity Interests shall be
                                   deemed cancelled and extinguished as of the
                                   Effective Date. Class 6 is impaired under the
                                   provisions of the Plan and is entitled to
                                   vote to accept or reject the Plan.

                                   ESTIMATED VALUE OF INTERESTS:    $0
                                   ESTIMATED RECOVERY:              IN EXCESS OF $28,000,000

         The estimated Claim amounts set forth in the table above are the Trustee's best current estimates as to the amounts of Allowed Claims. The actual amounts of Allowed Claims may differ substantially from the estimates. The estimated recovery of Allowed CHC Equity Interests is based upon the Trustee's estimates of Claims and available cash on the Effective Date. There can be no assurance that CHC Equity Interests will recover this amount.

III.     BACKGROUND OF THE DEBTORS

         CHC is a publicly-traded Delaware corporation. Coram is a wholly-owned subsidiary of CHC.

         On July 8, 1994, CHC was formed as a result of the merger of four companies that were providers of home infusion therapy and related services:
T(2) Medical, Inc. ("T(2)M"), Curaflex Health Services, Inc., Medysis, Inc. and HealthInfusion, Inc. During the next year, CHC acquired the home infusion business of Caremark, Inc. and H.M.S.S., Inc., leading regional providers of home infusion therapies.

         The Debtors are engaged primarily in the business of furnishing alternate site (outside the hospital) infusion therapy, including non-intravenous home health products such as durable medical equipment and respiratory therapy services. Other services offered by the Debtors include centralized management, administration and clinical support for clinical research trials.

         The Debtors provide a variety of infusion therapies, including nutrition, anti-infective therapies, IVIG and coagulant and blood clotting therapies for patients with hemophilia. The Debtors deliver alternate site infusion therapy services through about seventy-five (75) branch offices located in forty (40) states and Ontario, Canada.

         Infusion patients are typically referred to the Debtors following the diagnosis of a specific disease or upon discharge from a hospital. Delivery of intravenous drugs requires patient training, specialized equipment and clinical monitoring by skilled nurses and pharmacists. Many therapies require either a gravity-based flow control device or an electro-mechanical pump to administer the drugs. The Debtors' nurses and pharmacists work with the patient's physician to monitor and assess the patient's condition and update the therapy as necessary.

IV.      EXISTING CAPITAL STRUCTURE OF THE DEBTORS

         As of August 8, 2000, the Debtors' principal credit and debt agreements included (i) a Securities Exchange Agreement, dated May 6, 1998 (the "Securities Exchange Agreement"), with the Noteholders and the related Series A Senior Subordinated Unsecured Notes (the "Series A Notes") and the Series B Senior Subordinated Unsecured Convertible Notes (the "Series B Notes") and (ii) a Senior Credit Facility (the "Senior Credit Facility") with Foothill Income Trust L.P., Cerberus Partners, L.P. and Goldman Sachs Credit Partners L.P. (collectively the "Lenders") and Foothill Capital Corporation as agent thereunder.

         Subsequent to the Petition Date, the Debtors entered into a secured debtor-in-possession financing agreement with Madeleine L.L.C., an affiliate of Cerberus Partners, L.P. (the "DIP Agreement").

     A.  THE SENIOR CREDIT FACILITY

         On August 20, 1998, the Debtors entered into the Senior Credit Facility, which provided for the availability of up to $60.0 million for acquisitions, working capital, letters of credit and other corporate purposes. The terms of the agreement also provided for the issuance of letters of credit of up to $25.0 million provided that available credit would not fall below zero.

         The Senior Credit Facility provided for interest on outstanding indebtedness at the rate of prime plus 1.5%, payable in arrears. Additionally, the terms of the agreement provided for a fee of 1.0% per annum on the outstanding letter of credit obligations, also payable in arrears. The Senior Credit Facility further provided for additional fees to be paid on demand to any letter of credit issued pursuant to the application and related documentation under which such letters of credit were issued. The Senior Credit Facility was secured by the capital stock of the Debtors' and their subsidiaries, as well as, the accounts receivable and certain other assets held by the Debtors and their subsidiaries. The Senior Credit Facility contained customary covenants and events of default.

         Although all borrowings under the Senior Credit Facility were repaid prior to the commencement of the Chapter 11 Case, letters of credit issued before that date were outstanding on August 8, 2000. Effective February 6, 2001, the Lenders and the Debtors terminated the Senior Credit Facility. In connection with the termination of the Senior Credit Facility and pursuant to orders of the Bankruptcy Court, the Debtors established irrevocable letters of credit through Wells Fargo Bank Minnesota, N.A. ("Wells Fargo"), an affiliate of Foothill Capital Corporation. Such letters of credit aggregated approximately $0.9 million as of September 30, 2002 but were reduced to approximately $0.8 million in October 2002. The Debtors' letters of credit are fully secured by interest-bearing cash deposits held by Wells Fargo. The letters of credit matured in February 2003.

     B.  SECURITIES EXCHANGE AGREEMENT

         The Securities Exchange Agreement cancelled a previously outstanding subordinated rollover note, related deferred interest and fees and related warrants to purchase up to 20% of the outstanding common stock of CHC on a fully diluted basis in an exchange for the payment of $4.3 million in cash and the issuance by CHC to the Noteholders of (i) $150.0 million in principal amount of Series A Notes and (ii) $87.9 million in principal amount of Series B Notes.

         On April 9, 1999, CHC entered into Amendment No. 2 (the "Amendment No. 2") to the Securities Exchange Agreement with the Noteholders. Pursuant to the Amendment No. 2, the outstanding principal amount of the Series B Notes is convertible into shares of the CHC's common stock at a conversion price of $2.00 per share (subject to customary anti-dilution adjustments). Prior to entering into the Amendment No. 2, the Series B Notes were convertible into CHC common stock at a conversion price of $3.00 per share, which was subject to downward (but not upward) adjustment based on prevailing market prices for CHC's common stock on April 13, 1999 and October 13, 1999. Pursuant to the Amendment No. 2, the parties also increased the interest rate applicable to the Series A Notes from 9.875% to 11.5% per annum.

     C.  STARK II AND THE NOTE EXCHANGES

         Under the physician ownership and referral provisions of the Omnibus Budget Reconciliation Act of 1993 ("Stark II"), it is unlawful for a physician to refer patients for certain designated health services reimbursable under the Medicare or Medicaid programs to an entity with which the physician and/or the physician's family has a financial relationship, unless the financial relationship fits within an exception enumerated in Stark II or regulations promulgated thereunder. A "financial relationship" under Stark II is broadly defined as an ownership or investment interest in, or any type of compensation arrangement in which remuneration flows between the physician and the provider. CHC has financial relationships with physicians and physician owned entities in the form of medical director agreements and service agreements pursuant to which the company provides pharmacy products. In each case, the relationship has been structured using an arrangement management believes to be consistent with the applicable exceptions set forth in Stark II. In addition, CHC is aware of certain referring physicians (or their immediate family members) that have had financial interests in CHC through ownership of shares of the CHC's common stock.

         The Stark II law includes an exception for the ownership of publicly traded stock in companies with equity above certain levels. This exception of Stark II requires the issuing company to have stockholders' equity of at least $75 million either as of the end of its most recent fiscal year or on average over the last three fiscal years. The penalties for failure to comply with Stark II include, among other things, non-payment of claims and civil penalties that could be imposed upon the company and, in some instances, upon the referring physician. Some of such penalties can be imposed regardless of whether the company intended to violate the law.

         A company whose stock is publicly traded has, as a practical matter, no reliable way to implement and maintain an effective compliance plan for addressing the requirements of Stark II other than complying with the public company exception. Accordingly, if CHC's common stock remains publicly traded and its stockholders' equity falls below the required levels, CHC would be forced to cease accepting referrals of patients covered by Medicare or Medicaid programs or run a significant risk of noncompliance with Stark II. Referrals of CHC's patients with such government-sponsored benefit programs comprise a substantial amount of CHC's consolidated net revenue.

         CHC previously requested a Stark II waiver from the Health Care Financing Administration (the predecessor to The Centers for Medicare and Medicaid Services), but such waiver request was denied.

         During the course of this Chapter 11 Case, CHC has entered into three transactions whereby the Noteholders exchanged debt for Coram Preferred Stock to enable CHC to comply with Stark II.

         1.       THE FIRST NOTE EXCHANGE

         On December 28, 2000, the Bankruptcy Court approved the Debtors' request to exchange a sufficient amount of debt and related accrued interest for Coram Preferred Stock in an amount sufficient to maintain compliance with Stark II (the "First Note Exchange"). On December 29, 2000, the Securities Exchange Agreement was amended ("Amendment No. 4") and an Exchange Agreement was simultaneously executed among the Debtors and the Noteholders. Pursuant to such arrangements, the Noteholders agreed to exchange approximately $97.7 million aggregate principal amount of the Series A Notes and $11.6 million of aggregate contractual unpaid interest on the Series A Notes and the Series B Notes as of December 29, 2000 for 905 shares of Coram Preferred Stock. Following the exchange, the Noteholders retained approximately $61.2 million aggregate principal amount of the Series A Notes and $92.1 million aggregate principal amount of the Series B Notes. Pursuant to Amendment No. 4, the per annum interest rate on both the Series A Notes and the Series B Notes was adjusted to 9.0%. Moreover, the Series A Notes' and Series B Notes' original scheduled maturity dates of May 2001 and April 2008, respectively, were both modified to June 30, 2001.

         2.       THE SECOND NOTE EXCHANGE

         On December 27, 2001, the Bankruptcy Court approved the Debtors' request to exchange an additional amount of debt and related contractual unpaid interest for Coram Preferred Stock in an amount sufficient to maintain compliance with Stark II (the "Second Note Exchange"). In connection therewith, on December 31, 2001 the Securities Exchange Agreement was amended ("Amendment No. 5") and an Exchange Agreement was simultaneously executed among the Debtors and the Noteholders. Pursuant to such arrangements, the Noteholders agreed to exchange $21.0 million aggregate principal amount of the Series A Notes and approximately $1.9 million of aggregate contractual unpaid interest on the Series A Notes as of December 31, 2001 for approximately 189.6 shares of Coram Preferred Stock. Following the Second Note Exchange, the Noteholders retained approximately $40.2 million aggregate principal amount of the Series A Notes. Pursuant to Amendment No. 5, the Series A Notes' and Series B Notes' scheduled maturity date of June 30, 2001 were both modified to June 30, 2002.

         3.       THE THIRD NOTE EXCHANGE

                  On December 27, 2002, the Bankruptcy Court approved the Trustee's request to exchange an additional amount of debt and related contractual unpaid interest for Coram Preferred Stock in an amount sufficient to maintain compliance with Stark II (the "Third Note Exchange"). In connection therewith, on December 31, 2002 the Securities Exchange Agreement was amended ("Amendment No. 6") and an Exchange Agreement was simultaneously executed among the Trustee, the Debtors and the Noteholders. Pursuant to such arrangements, the Noteholders agreed to exchange $42.5 million aggregate principal amount of the Series A Notes, approximately $83.1 million aggregate principal amount of the Series B Notes and $16.6 million of aggregate contractual unpaid interest on the Series B Notes as of December 31, 2002 for approximately 1,218.3 shares of Coram Preferred Stock. Following the Third Note Exchange, the Noteholders retained $9.0 million aggregate principal amount of the

Series A Notes. Pursuant to Amendment No. 6, the Series A Notes' and Series B Notes' scheduled maturity dates of June 30, 2002 were modified to June 30, 2003.

     D.  THE DIP AGREEMENT

         On September 12, 2000, the Bankruptcy Court authorized, effective August 30, 2000, the Debtors to enter into the DIP Agreement. The DIP Agreement provided that the Debtors could access, as necessary, a line of credit of up to $40 million for use in connection with the operation of their businesses and the businesses of their subsidiaries. The DIP Agreement was secured by the capital stock of the Debtors' subsidiaries, as well as, the accounts receivable and certain other assets held by the Debtors and their subsidiaries. To secure the DIP Agreement, the Debtors paid an origination fee of 1% of the total committed line of credit in 2000, plus commitment fees on the unused facility at the rate of 0.5% per annum, payable monthly in arrears, totaling $0.2 million for the nine months ended September 30, 2001. No borrowings were made under the DIP Agreement, which expired under its terms on August 31, 2001.

     E.  ACCREDITATION NOTE PAYABLE

         In August 2001, Coram entered into an agreement (the "ACHC Agreement") with the Accreditation Commission for Health Care, Inc. ("ACHC") whereby ACHC is to, among other things, provide national accreditation for the Debtors as deemed appropriate by ACHC. Under the terms of the ACHC Agreement, which commenced on the date that it was executed and expires in November 2004, the Debtors made an upfront payment and are obligated to make twelve equal non-interest bearing quarterly payments totaling approximately $0.3 million.

V.       THE CHAPTER 11 CASES

     A.  EVENTS LEADING TO THE DEBTORS' BANKRUPTCY FILINGS

         According to the Debtors, the Debtors' need to seek the relief afforded by the Bankruptcy Code was due to: (i) the scheduled May 1, 2001 maturity date of the Series A Notes; and (ii) the requirement that CHC remain compliant with Stark II after December 31, 2000.

     B.  CONTINUATION OF BUSINESS; STAY OF LITIGATION

         On August 8, 2000, the Debtors commenced the Chapter 11 Case by filing petitions under Chapter 11 of the Bankruptcy Code. An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by Creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their business. Accordingly, certain Claims against the Debtors in existence prior to the Petition Date are stayed while the Debtors' operations continue under the purview of a Chapter 11 trustee or as debtors-in-possession. In addition, Claims secured by the Debtors' assets were also stayed, although the holders of such Claims have the right to move the Bankruptcy Court for relief from the automatic stay to permit such creditors to foreclose on the property securing their Claims. Certain Creditors have sought relief from the Bankruptcy Court to modify the automatic stay and continue pursuit of their Claims against the Debtors or the Debtors' insurance carriers. The automatic stay remains in effect, unless modified or annulled by the Bankruptcy Court, until consummation of a plan of reorganization.

         Following the commencement of the Chapter 11 Case, the Debtors operated as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. With the appointment of the Chapter 11 Trustee, however, the Debtors are no longer debtors-in-possession. The Trustee is authorized to operate the Debtors' business in the ordinary course, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

     C.  FIRST DAY ORDERS

         On August 9, 2000, the Bankruptcy Court approved the Debtors' motions for: (i) payment of all employee wages and salaries and certain benefits and other employee obligations; (ii) payment of critical trade vendors, utilities and insurance in the ordinary course of business for both pre and post-petition expenses; (iii) access to a debtor-in-possession financing arrangement; and (iv) use of all company bank accounts for normal business operations. In September 2000, the Bankruptcy Court approved the Debtors' motion to reject four unexpired, non-residential real property leases for the following underutilized locations: (i) Allentown, Pennsylvania; (ii) Denver, Colorado; (iii) Philadelphia, Pennsylvania; and (iv) Whippany, New Jersey.

     D.  UNEXPIRED LEASES

         Pursuant to a motion filed by the Trustee, the Bankruptcy Court has extended the time during which the Trustee may assume or reject the unexpired real property leases through and including June 30, 2003.

     E.  APPOINTMENT OF COMMITTEES

         1.       CREDITORS' COMMITTEE

         On August 22, 2000, the Office of the United States Trustee pursuant to
Section 1102 of the Bankruptcy Code, appointed an Official Unsecured Creditors' Committee ("Creditors Committee"), which is generally comprised of certain of the Debtors' creditors and holders of other unsecured claims. The following creditors were selected as members of the Creditors' Committee: Goldman Sachs Credit Partners, L.P.; Foothill Capital Corporation; and Aetna U.S. Healthcare, Inc.

         2.       EQUITY COMMITTEE

         On October 18, 2000, the United States Trustee designated an Official Committee of Equity Security Holders (the "Equity Committee") pursuant to
Section 1102 of the Bankruptcy Code to represent the interests of CHC's common shareholders in the Chapter 11 Case. The following holders of CHC Equity Interests are the members of the Equity
Committee: Samstock L.L.C., the Ann and Robert Lurie Foundation and Richard Haydon.

     F.  THE DEBTORS' FIRST PLAN OF REORGANIZATION

         On the same day the Debtors commenced the Chapter 11 Case, the Debtors also filed their joint plan of reorganization (the "Debtors' First Plan") and their joint disclosure statement with the Bankruptcy Court. The Debtors' First Plan was subsequently amended and restated. Among other things, the Debtors' Plan provided for: (i) a conversion of all of the Debtors' obligations represented by CHC's Series A Notes and the Series B Notes into (a) a four year, interest only note in the principal amount of $180 million, that would bear interest at the rate of 9% per annum and (b) all of the equity in the reorganized debtor; (ii) the payment in full of all secured, priority and general unsecured claims of Coram; (iii) the impairment of certain general unsecured debts of CHC, including, among others, CHC's obligations under the Series A Notes and the Series B Notes; and (iv) the complete elimination of the Equity Interests of CHC. Furthermore, pursuant to the Debtors' First Plan, CHC would be dissolved as soon as practicable after the effective date of the Debtors' First Plan and the stock of CHC would be terminated and extinguished.

         At a confirmation hearing on December 21, 2000, the Bankruptcy Court denied confirmation of the Debtors' First Plan finding that the incomplete disclosure of the relationship between the Debtors' Chief Executive Officer, Crowley, and Cerberus Capital Management, L.P., an affiliate of one of the Debtors' largest creditors, precluded the Bankruptcy Court from finding that the Debtors' First Plan, as restated, was proposed in good faith, a statutory requirement for plan confirmation. A copy of the transcript of the Court's oral opinion denying Confirmation of the Debtors' First Plan is attached hereto as Exhibit B.

     G. THE APPOINTMENT OF AN HARRISON J. GOLDIN & ASSOCIATES AS INDEPENDENT RESTRUCTURING ADVISOR

         On February 26, 2001, the Bankruptcy Court approved the Debtors' motion to appoint Goldin Associates, L.L.C. ("Goldin") as an independent restructuring advisor to the Independent Committee of the Board of Directors of CHC (the "Independent Committee"). Among other things, the scope of Goldin's services included (i) assessing the appropriateness of the Debtors' First Plan, as restated, and reporting its findings to the Independent Committee and advising the Independent Committee regarding an appropriate course of action calculated to bring the Chapter 11 Case to a fair and satisfactory conclusion, (ii) preparing a written report as may have been required by the Independent Committee and/or the Bankruptcy Court and (iii) appearing before the Bankruptcy Court to provide testimony, as needed. Goldin was also appointed as a mediator among the Debtors, the Equity Committee and other parties in interest.

     H.  THE DEBTORS' SECOND PLAN OF REORGANIZATION

         Based upon Goldin's findings and recommendations, as set forth in the Report of Independent Restructuring Advisor, Goldin Associates, L.L.C. (the "Goldin Report"), on July 31, 2001, the Debtors filed with the Bankruptcy Court a Second Joint Disclosure Statement with respect to their Second Joint Plan of Reorganization (the "Debtors' Second Plan"). The Debtors' Second Plan, which was also filed on July 31, 2001, provided the terms of a reorganization similar to those described in the Debtors' First Plan; however, utilizing Goldin's recommendations, as set forth in the Goldin Report, the following substantive modifications were included in the Debtors' Second Plan:

     - the payment of up to $3.0 million to the holders of CHC allowed general unsecured claims;

     - the payment of up to $10.0 million to the holders of CHC equity interests (contingent upon such holders voting in favor of the Second Joint Plan);

     -   cancellation of the issued and then outstanding Coram Preferred Stock;
         and

     - a $7.5 million reduction in certain performance bonuses payable to Crowley.

         On December 21, 2001, after several weeks of confirmation hearings, the Bankruptcy Court issued an order denying confirmation of the Debtors' Second Plan for the reasons set forth in an accompanying opinion, a copy of which is attached hereto as Exhibit C. The Equity Committee believes that, in denying confirmation of the Debtors' Second Plan, the Court rejected a significant portion of the Goldin Report's findings, most importantly Goldin's conclusion that the conflict of interest between Crowley and Cerberus had not harmed the Debtors.

     I.  APPOINTMENT OF CHAPTER 11 TRUSTEE

         On February 12, 2002, the Bankruptcy Court granted motions made by the Office of the United States Trustee and two of the Noteholders requesting the appointment of a Chapter 11 trustee to oversee the Debtors' operations and facilitate the reorganization process. On March 7, 2002, the Bankruptcy Court approved the appointment of Arlin M. Adams, Esquire, retired Judge of the United States Court of Appeals for the Third Circuit as the Debtors' Chapter 11 trustee. Attached hereto as Exhibit D is the Trustee's curriculum vitae.

         The Bankruptcy Code permits a Chapter 11 trustee to operate the Debtors' business. As with a debtor-in-possession, a Chapter 11 trustee may enter into transactions in the ordinary course of business without notice or a hearing before the Bankruptcy Court; however, non-ordinary course actions still require prior authorization from the Bankruptcy Court. A Chapter 11 trustee also assumes responsibility for management functions, including decisions relative to the hiring and firing of personnel. When existing management is necessary to run the day-to-day operations, a Chapter 11 trustee may retain and oversee such management group.

         After the Trustee's appointment, CHC's board of directors did not retain its ordinary management powers. While the Trustee has assumed the board of directors' management rights and responsibilities, he has done so without any pervasive changes to the Debtors' existing management or organizational structure, other than, as further discussed below, the acceptance of Crowley's resignation effective March 31, 2003.

     J.  SIGNIFICANT EVENTS SINCE THE CHAPTER 11 TRUSTEE'S APPOINTMENT

         1.       PROFESSIONAL FEES

         On or about July 24, 2002, the Bankruptcy Court granted a motion submitted by the Trustee to (i) defer payment on account of certain approved interim professional fee applications, (ii) defer the Bankruptcy Court's decisions regarding the allowance or disallowance of compensation and expense reimbursements requested in certain interim professional fee applications, (iii) disallow certain professional fee applications requesting payment for professional services rendered and expense reimbursements subsequent to March 6, 2002, and (iv) disallow certain other professional fee and expense reimbursement applications. Certain legal counsel engaged during the period the Debtors operated as debtors-in-possession have filed final fee applications seeking, inter alia, a final order allowing payment of professional fees and reimbursement of expenses incurred in connection with the Chapter 11 Case. The Trustee filed an omnibus objection to all final professional fee applications and seeks to adjourn the adjudication of such final professional fee applications until sometime after confirmation of the Plan.

         2.       ADMINISTRATIVE MATTERS

      On or about July 24, 2002, the Bankruptcy Court also approved several motions filed by the Trustee related to fiduciary and administrative matters, including (i) the maintenance of the Debtors' existing bank accounts, (ii) continued use of the Debtors' business forms and record retention policies and procedures and (iii) expenditure authorization/check disbursement policies.

         3.       FINANCIAL ADVISORS

         On October 14, 2002, the Trustee filed a motion requesting approval for the retention of SSG Capital Advisors, L.P. and Ewing Monroe Bemiss & Co. to serve as the Trustee's financial advisors to provide services focusing on the restructuring and reorganization of the Debtors. Such motion was granted by the Bankruptcy Court on December 2, 2002.

         4.       AUDITS AND FINANCIAL REPORTING

         Since his appointment, the Trustee has served as the audit committee (the "Audit Committee") for CHC. In fulfilling the function of the Audit Committee, the Trustee has, through meetings with management and CHC's independent auditor, provided oversight on matters relating to accounting, financial reporting, internal control, auditing, and regulatory compliance activities and other matters as the Trustee deemed appropriate.

         As of March 7, 2002, the Trustee engaged Ernst & Young LLP ("E&Y") as CHC's independent auditor. Pursuant to guidelines established by the Trustee, the Trustee has, in his capacity acting as the Audit Committee, reviewed the activities and independence of the independent auditor. This includes communicating to the independent auditor that it is ultimately accountable to the Trustee. The Trustee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

         With regard to the CHC's Annual Report on Form 10-K for its fiscal year ended December 31, 2002 (the "2002 Form 10-K") filed with the SEC, the Trustee engaged Mr. Barry Hartzell, President of the Executive Roundtable, to act as a consultant to the Trustee in his performance of functions of the Audit Committee. Based upon information provided by Mr. Hartzell, the Trustee believes that, although not sitting as an Audit Committee member, Mr. Hartzell possesses the type of accounting or related financial management expertise as those qualifications are outlined for an Audit Committee financial expert under Item 401(h) of Regulation S-K. Prior to the CHC's filing of its 2002 Form 10-K, the Trustee held Audit Committee meetings on April 10 and 11, 2003 in fulfillment of the Audit Committee functions with respect to the 2002 Form 10-K, as outlined above, including an assessment of the independent auditor's independence and CEO and CFO certifications, a review and discussion of the audited financial statements with management, and discussion with the independent auditors, E&Y on the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. Based on such assessments, reviews and discussions, the Trustee recommended that the audited financial statements for the year ended December 31, 2002 be included in CHC's 2002 Form 10-K filed with the SEC.

         The Trustee reviewed CHC's Quarterly Reports on Form 10-Q for the quarterly periods ending on June 30, 2002 and September 30, 2002 with CHC's management and CHC's independent auditor, E&Y, at Audit Committee meetings held on August 16, 2002 and November 15, 2002, respectively, prior to their respective filings with the SEC.

         The Trustee also receives periodic reports from management, CHC's General Counsel, and its independent auditor, E&Y, on matters relating to accounting, financial reporting, internal controls, auditing, litigation and compliance with legal business policies and regulatory requirements.

         5.       CROWLEY MOTIONS

         Crowley's employment contract expired by its own terms on November 29, 2002. On January 24, 2003, the Trustee filed a motion seeking authorization to enter into a Termination and Employment Extension Agreement (the "Transition Agreement"), effective January 1, 2003, with Crowley. The Transaction Agreement provided that Crowley would serve as CHC's Chief Transition and Restructuring Officer for a term not to exceed (i) the earlier of six months from January 1, 2003, (ii) the date on which a plan or plans of reorganization were confirmed by Final Order of the Bankruptcy Court, or (iii) the substantial consummation of a plan or plans of reorganization. Pursuant to the Transition Agreement, Mr. Crowley would have continued to render essentially the same services as he previously provided to the Debtors. On March 3, 2003, the Bankruptcy Court denied the Chapter 11 Trustee's motion for authorization to enter into the Transition Agreement. (A copy of the transcript of the Bankruptcy Court's oral opinion is attached hereto as Exhibit E). As a result, Crowley tendered his resignation effective March 31, 2003.

         On January 14, 2003, the Equity Committee filed a motion with the Bankruptcy Court seeking an order to terminate Crowley's employment with the Debtors and other relief. The Equity Committee's motion was denied as moot by order entered on March 26, 2003. The Equity Committee's other relief requested, including disgorgement of compensation paid to Crowley, was reserved for determination in any litigation that may be commenced by any party with standing to raise that issue.

         6.       INCENTIVE AND RETENTION COMPENSATION PROGRAMS

         In September 2000 and October 2000, the Bankruptcy Court approved payments of up to approximately $2.6 million for retention bonuses payable to certain key employees. The bonuses were scheduled to be paid in two equal installments on the later of the date of emergence from bankruptcy or: (i) December 31, 2000 and (ii) December 31, 2001. After confirmation of the Debtors' First Plan was denied, at the Debtors' request, the Bankruptcy Court approved early payment of the first installment to most individuals within the retention program and such payments, aggregating approximately $0.7 million, were made on March 15, 2001.

          In January, 2002, after confirmation of the Debtors' Second Plan was denied, the Debtors requested permission from the Bankruptcy Court to pay: (i) the remaining portion of the first installment of approximately $0.5 million to Crowley and the Debtors' Executive Vice President, Alan Marabito ("Marabito") and (ii) the full amount of the second installment. On March 15, 2002, after the Trustee's appointment, the Bankruptcy Court approved payment of all of the remaining retention bonuses, except the amounts pertaining to Crowley. The incremental retention bonuses, aggregating approximately $0.8 million, were paid on March 25 2002. The Bankruptcy Court postponed its rulings on the Debtors' motions pertaining to the 2002 retention plan and payment of Crowley's retention amounts.

         CHC has sponsored a Management Incentive Plan ("MIP"), providing for annual bonuses payable to certain key employees, predicated on overall corporate performance, as well as, individual performance targets and objectives. On March 20, 2001, the CHC Compensation Committee of the Board of Directors approved an overall award of approximately $13.6 million to participating individuals for the year ended December 31, 2000 (the "2000 MIP"). On September 7, 2001, the Bankruptcy Court approved payment of the 2000 MIP to all such participating individuals, except Crowley. In connection therewith, payments to those approved participating individuals were made in September 2001.

         Pursuant to the provisions of the MIP for the year ended December 31, 2001 (the "2001 MIP"), which was previously approved by CHC's Compensation Committee of the Board of Directors, the individuals included thereunder were entitled to an aggregate payment of approximately $2.5 million. On August 16, 2002, the Trustee filed a motion with the Bankruptcy Court to make 2001 MIP payments of approximately $1.1 million to participants other than Crowley and Marabito. The Bankruptcy Court granted the Trustee's motion on September 6, 2002 and the approved amounts were paid to the eligible 2001 MIP participants. The Bankruptcy Court order of September 6, 2002 approving the motion also (i) withdrew a previous motion made by the Debtors to implement a 2002 key employee retention plan, (ii) withdrew the Debtors' previous motion requesting permission to pay the remaining amounts under the first key employee retention plan and (iii) preserved Crowley's and Marabito's rights to later seek Bankruptcy Court orders authorizing payment of amounts due to them under the 2001 MIP.

         On April 7, 2003, the Bankruptcy Court entered an order granting the Trustee's motion to approve the 2003 Key Employee Retention Plan (the "2003 KERP") which provided for (i) retention bonus payments of approximately $2.7 million to key management personnel (the "Management Incentive Compensation") and (ii) other bonus payments of approximately $0.3 million to certain branch managers ( the "Branch Incentive Compensation"). The Management Incentive Compensation is payable in two equal installments as follows: (i) upon approval of the Bankruptcy Court and (ii) the earlier of sixty (60) days after confirmation of a plan of reorganization or December 31, 2003 (the "Second Payment Date"). Should a Management Incentive Compensation participant voluntarily leave the Debtors or be terminated for cause prior to the Second Payment Date, such participant must return any amounts previously received under the 2003 KERP, less applicable taxes withheld. Under the 2003 KERP, the entire Branch Incentive Compensation amount was payable upon Bankruptcy Court approval.

     K.  THE EQUITY COMMITTEE'S PLAN

     On December 19, 2002, the Equity Committee filed a proposed plan of reorganization, subsequently amended on May 15, 2003 (the "Proposed Equity Committee Plan"). A complete description of the Proposed Equity Committee Plan is set forth in the Disclosure Statement of the Equity Committee of Coram Healthcare Corporation in Connection with the First Amended Plan of Reorganization of Coram Healthcare Corporation and Coram, Inc. and Exhibits A through J thereto (collectively the "Proposed Equity Disclosure Statement"). A hearing on the adequacy of the Equity Disclosure Statement commenced on June 19, 2003. The Trustee does not support the Proposed Equity Committee Plan because, inter alia: (1) he has been advised by the Noteholders that they will vote to reject and will oppose the Equity Committee's proposed plan and the Trustee believes that the Equity Committee's plan cannot be confirmed over the objections and votes to reject it by the Noteholders; and (2) the Trustee believes that Trustee's Plan will most likely result in a greater and much faster recovery for the holders of Claims and Equity Interests than under the proposed Equity Committee Plan.

     L.  THE EQUITY COMMITTEE'S EQUITABLE SUBORDINATION COMPLAINT

     On or about March 28, 2003, the Equity Committee commenced an adversary proceeding seeking to equitably subordinate the Noteholder's Coram Preferred Stock interests to CHC's common stock interest in Coram. On June 5, 2003, the Court granted the Noteholders' motions to dismiss the equitable subordination complaint.

VI.      HISTORICAL FINANCIAL INFORMATION

         Pertinent historical financial information concerning the Debtors is contained in CHC's consolidated Annual Reports on Form 10-K for the fiscal years ended December 31, 2000,

December 31, 2001 and December 31, 2002, which are on file with the Securities and Exchange Commission.

VII.     CLAIMS

         On August 23, 2000, the Debtors filed with the Bankruptcy Court Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the "Schedules and Statements"). The Schedules and Statements of the Debtors include information regarding Claims against CHC and Coram. The Debtors neither prepared nor filed any schedules or statements regarding their non-debtor subsidiaries, nor were they required to do so.

         On August 9, 2000, the Bankruptcy Court entered an order (the "Bar Date Order") establishing the general deadline for filing proofs of Claim against the Debtors (the "Bar Date"). The Bankruptcy Court established September 29, 2000, as the deadline for filing Claims. The Debtors' claims and notice agent provided notice of the Bar Date by mailing to each person listed in the Schedules and
Statements: (i) a notice of the Bar Date; (ii) a proof of claim form; and (iii) whether the Claim of each recipient was listed in the Schedules and Statements as either unliquidated, contingent and/or disputed. In addition, the Debtors published notice of the Bar Date in the Wall Street Journal and the New York Times. According to information provided by the claims agent, a total of 746 proofs of Claim were filed against the Debtors.

         On December 28, 2000, the Bankruptcy Court entered an order regarding the Debtors' First Omnibus Objection to Certain Proofs of Claim disallowing certain Claims. On March 23, 2001, the Debtors filed a Second Omnibus Objection to Certain Proofs of Claim. On May 3, 2001, the Bankruptcy Court entered an Order disallowing certain additional Claims and adjourned the hearing relating to certain other Claims.

         The Trustee is in the process of evaluating Claims and intends to object to any additional duplicative, late or meritless claims.

         Based upon his preliminary review of the Claims, the Trustee believes that Allowed Claims will not exceed the following amounts:

Administrative Claims:     $13,500,000.
Priority Tax Claims:       $19,430,000.
Priority Non-Tax Claims:   $    12,900.
Secured Claims:            $         0
General Unsecured Claims:  $17,950,000.

         Crowley has asserted claims of more than $17 million against the Debtors. The Trustee's estimate of claims does not include any allowance for Crowley's claims because the Trustee believes that the Bankruptcy Court will find them to be without merit.

         The estimated Claim amounts reflected herein are the Trustee's best current estimates as to the Allowed amount of Claims. The actual Allowed amount of Claims may differ substantially from the estimates. The actual amount of Allowed Claims in this Bankruptcy Case will impact the estimated Distribution to Creditors and holders of CHC Equity Interests.

VIII.    GENERAL INFORMATION REGARDING THE TRUSTEE'S PLAN OF REORGANIZATION

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO AND THE DOCUMENTS CONTAINED IN THE PLAN SUPPLEMENT, WHICH WILL BE AVAILABLE FOR INSPECTION AT CLERK'S OFFICE OF THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, 844 KING STREET, WILMINGTON, DELAWARE 19801, AND WEIR & PARTNERS LLP, 824 MARKET STREET MALL, SUITE 1001, WILMINGTON, DELAWARE 19899.

         ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND HOLDERS OF EQUITY INTERESTS AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST. AS THE PLAN DEALS WITH SOPHISTICATED LEGAL CONCEPTS AND INCORPORATES THE DEFINITIONS AND REQUIREMENTS OF THE BANKRUPTCY CODE, YOU MAY WISH TO CONSULT WITH COUNSEL OF YOUR CHOICE BEFORE VOTING ON THE PLAN.

     A.  CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE
         PLAN

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the Claims of a debtor's creditors and interests of its equity holders. The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims of such class. The Bankruptcy Code further requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest.

         The Trustee believes that all Claims and Equity Interests are classified in compliance with the requirements of the Bankruptcy Code. If a Creditor or holder of an Equity Interest challenges such a classification of Claims or Equity Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Trustee, to the extent permitted by the Bankruptcy Court, intends to make such reasonable modifications of the classifications of Claims or Equity Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for Confirmation.

         EXCEPT TO THE EXTENT THAT SUCH A MODIFICATION OR CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR EQUITY INTEREST AND REQUIRES RESOLICITATION, ANY HOLDER OF A CLAIM OR EQUITY INTEREST ACCEPTING THE PLAN WILL BE DEEMED TO HAVE CONSENTED TO THE PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM OR EQUITY INTEREST REGARDLESS OF THE CLASS OF WHICH SUCH HOLDER IS ULTIMATELY DEEMED TO BE A MEMBER.

         1.       TREATMENT OF UNCLASSIFIED CLAIMS

                  a.       ADMINISTRATIVE CLAIMS

         Administrative Claims consist of the costs and expenses of the administration of the Chapter 11 Case. Such costs and expenses may include, but are not limited to, Claims arising under the cost of operating the Debtors' business since the Petition Date, the outstanding fees and expenses of the professionals retained by the Trustee, the Debtors, the Creditors' Committee and the Equity Committee in amounts approved by the Bankruptcy Court, and any payment that may be necessary to cure prepetition defaults on unexpired leases and executory contracts that are being assumed under the Plan. All payments to professionals in connection with the Chapter 11 Case for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee and Equity Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and must be approved by the Bankruptcy Court as reasonable.

         Except to the extent that the Trustee and the holder of an Allowed Administrative Claim agree to a different treatment, each holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of (i) the Effective Date, or (ii) fourteen (14) days after the date on which such Claim becomes an Allowed Administrative Claim. The holder of an Administrative Claim, other than an Administrative Claim of a professional employed under Sections 327 and 328 of the Bankruptcy Code, must file an application seeking allowance of such Administrative Claims on or before the thirtieth (30th) day after the Effective Date. Failure to timely seek approval of such Administrative Claim shall result in such Administrative Claim being forever barred and discharged. The holder of an Administrative Claim of a professional employed under Sections 327 and 328 of the Bankruptcy Code that arises before the Effective Date must file an application for payment of such Administrative Claims under Section 330 of the Bankruptcy Code on or before the thirtieth (30th) day after the Effective Date. Failure to seek timely approval of any such Allowed Administrative Claim shall result in such Administrative Claim being forever barred and discharged. Allowed administrative Claims that arise before the

Effective Date shall be paid from Plan Funding Cash. Any Allowed Administrative Claims that arise after the Effective Date shall be paid by Reorganized Coram, but not with Plan Funding Cash. Notwithstanding the foregoing, Administrative Claims representing obligations incurred in the ordinary course of business shall not be paid with Plan Funding Cash and shall be paid in the ordinary course of business before the Effective Date by the Debtors, and after the Effective Date by Reorganized Coram, in accordance with the terms and conditions of the particular agreements from which such Administrative Claims arise.

                  b.       PRIORITY TAX CLAIMS

         Priority Tax Claim means any Claim of a governmental unit of the kind specified in Section 507(a)(8) of the Bankruptcy Code. The Priority Tax Claim of the IRS in an amount in excess of $19 million, including interest accrued thereon, shall either (i) paid in full in Cash on the Effective Date, or (ii) be satisfied in accordance with the terms and conditions of an agreement between the Trustee and the IRS. Any payments required to be made to the IRS on or before the Effective Date shall be made with Plan Funding Cash. If an agreement with the IRS allows for deferred payments, all deferred payments shall be paid by Reorganized Coram and to the extent necessary, the Noteholders have irrevocably committed to make additional funds available to Reorganized Coram to enable it to make such deferred payments on a timely basis. Each holder of an Allowed Priority Tax Claim, other than the claim of the IRS, shall be paid in full in Cash on the later of (i) the Effective Date, or (ii) fourteen (14) days after the date on which such Claim becomes an Allowed Priority Tax Claim. Allowed Priority Tax Claims other than the Claim of the IRS shall be paid with Plan Funding Cash.

         2.       TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS

         Pursuant to Section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims and Equity Interests in the Debtors. A Claim or Equity Interest is placed in a particular class for the purposes of voting on the Plan and of receiving Distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim or an Allowed Equity Interest in that class and such Claim or Equity Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with
Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in Sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth above.

                  a.       CLASS 1 - PRIORITY NON-TAX CLAIMS

         Class 1 consists of all Allowed Priority Non-Tax Claims against the Debtors. A "Priority Non-Tax Claim" means any Claim of a kind specified in Sections 507(a)(3), (4), (5), (6) or (7) of the Bankruptcy Code. Each holder of an Allowed Priority Non-Tax Claim shall be paid in full in Cash on the later of
(i) the Effective Date, or (ii) fourteen (14) days after the date on which such claim becomes an Allowed Priority Non-Tax Claim. Allowed Priority Non-Tax Claims shall be paid with Plan Funding Cash. Class 1 is unimpaired under the Plan and is presumed to have accepted the Plan.

                  b.       CLASS 2 - SECURED CLAIMS

         Class 2 consists of all Secured Claims that may exist against the Debtors. A "Secured Claim" means any Claim that is secured, and only to the extent secured, pursuant to Section 506 of the Bankruptcy Code. Each holder of an Allowed Secured Claim shall either be reinstated and rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code or receive payment in full in Cash on the later of (i) the Effective Date; and (ii) fourteen (14) days after the date on which such Claim becomes an Allowed Secured Claim. Allowed Secured Claims shall be satisfied with Plan Funding Cash. Class 2 is unimpaired under the Plan and is presumed to have accepted the Plan.

                  c.       CLASS 3 - GENERAL UNSECURED CLAIMS

         Class 3 consists of all Allowed General Unsecured Claims against the Debtors. A General Unsecured Claim means any and all Claims other than an Administrative Claim, Priority Claim and Secured Claims. Each holder of an Allowed General Unsecured Claim, except for the Noteholders, shall be paid in full in Cash (without post-petition interest) from Net Plan Funding Cash on the later of: (i) the Distribution Date, or (ii) fourteen (14) days after the date on which such Claim becomes an Allowed General Unsecured Claim. In addition, the holders of Allowed General Unsecured Claims shall receive, on a pro rata basis from the net proceeds of the Causes of Action (if any), a distribution for interest accruing (at the statutory judgment rate set forth in Section 1961 of Title 28 of the United States Code) from the Petition Date through the Effective Date on account of such General Unsecured Claims. The net proceeds of the Causes of Action shall be the sole source of the payment of post-petition interest to holders of Allowed General Unsecured claims. Class 3 is impaired under the provisions of the Plan and is entitled to vote to accept or reject the Plan.

                  d.       CLASS 4 - CORAM PREFERRED STOCK

         The Noteholders are holders of Coram Preferred Stock with an aggregate liquidation preference of in excess of $334 million as a result of debt exchanges approved by the Bankruptcy Court and, in addition, the Noteholders have General Unsecured Claims that total approximately $9 million on account of Notes. The Equity Committee disputes the Noteholders' calculation of the claims because it contends that the Noteholders may not be entitled to any or all post-petition interest claimed as part of the liquidation preference, and if they are, the interest should be calculated at the federal judgment rate.

         On the Effective Date, each Noteholder shall receive its pro rata share of Reorganized Coram Common Stock in exchange for and in full and final satisfaction of both their Claims against CHC and Coram and Coram Preferred Stock.

                  e.       CLASS 5 - CORAM EQUITY INTEREST

         CHC is the holder of all of the outstanding voting common stock of Coram. CHC shall neither receive a Distribution nor retain any legal, equitable or contractual rights with regard to its equity interest in Coram, which shall be deemed cancelled and extinguished as of the

Effective Date as part of this Plan. Class 5 is impaired under the provisions of the Plan and is deemed to have rejected the Plan.

                  f.       CLASS 6 - CHC EQUITY INTERESTS

         Class 6 consists of all holders of Allowed Equity Interests in CHC. On or before Distribution Date, each holder of an Allowed CHC Equity Interest shall receive a Distribution equal to its pro rata share of the Plan Funding Cash Balance. All CHC Equity Interests shall be deemed cancelled and extinguished as of the Effective Date. Class 6 is impaired under the provisions of the Plan and is entitled to vote to accept or reject the Plan.

     B.  MEANS FOR IMPLEMENTATION OF THE PLAN

         1.       DISSOLUTION OF CHC

         On the Effective Date, or as soon thereafter as may be reasonably practicable, the Trustee will dissolve CHC pursuant to the corporate laws of the State of Delaware, without the taking of any further action by the stockholders, officers or directors of CHC.

         2.       SURRENDER OF INSTRUMENTS

         Each holder of an instrument evidencing an Equity Interest in CHC shall surrender such instrument to the Disbursing Agent as a condition to receipt of any Distribution under the Plan to such holder on account thereof. No Distribution under the Plan shall be made to or on behalf of any holder of such an Equity Interest unless and until such instrument is received or the unavailability of such instrument is reasonably established to the satisfaction of the Disbursing Agent.

         In accordance with section 1143 of the Bankruptcy Code, any holder of an Equity Interest that (i) fails to surrender or cause to be surrendered such instrument, or (ii) fails to execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Disbursing Agent and furnish a bond in form, substance and amount reasonably satisfactory to the Disbursing Agent, in each case within one (1) year after the Effective Date, shall be deemed to have forfeited forever all rights, claims, and interests in respect of said Distribution and shall not thereafter have any right to participate in any Distribution under the Plan.

         3.       VESTING OF ASSETS

         On the Effective Date, unless otherwise provided in the Plan, title to all assets and property of the Debtors' estates, including the Debtors' equity and other interests in non-debtor affiliates of the Debtors, shall pass to and revest in Reorganized Coram, free and clear of all Claims, Equity Interests, liens and other rights of Creditors or holders of Equity Interests arising before the Effective Date. On and after the Effective Date, Reorganized Coram may operate its business and may use, acquire and dispose of property free of any restrictions imposed by the Bankruptcy Code or the Bankruptcy Court, except as otherwise provided in this Plan.

         4.       SUBSTANTIVE CONSOLIDATION

         The Plan provides for substantive consolidation treatment of the Debtors' bankruptcy estates, but only for the limited purpose of effectuating the settlements contemplated by, and making Distributions to the holders of Claims under the Plan, including for voting purposes. For such limited purposes, on the Effective Date (a) all guaranties of any Debtor for the payment, performance, or collection of an obligation of another Debtor with respect to any class of Claims or Equity Interests shall be deemed terminated and cancelled; (b) any obligation of one of the Debtors and all guaranties with respect to any Class of Claims or Equity Interests executed by the other Debtor and any joint or several liability of the Debtors shall be treated as a single obligation, and any joint obligation of the Debtors, and all multiple impaired Claims against the Debtors on account of such joint obligation, shall be treated and Allowed only as a single Claim against the consolidated Estates of Debtors; and (c) each Claim filed in the Chapter 11 Case of either of the Debtors shall be deemed filed against the consolidated Debtors and shall be deemed a single Claim against and a single obligation of the consolidated Debtors. Except as set forth in this Section, such substantive consolidation will not (other than for purposes related to Distributions to be made under the Plan) (a) affect the legal entity and corporate structures of the Debtors or Reorganized Coram, subject to the right of the Debtors or Reorganized Coram to effect any transaction contemplated by the Plan; (b) will not render valid and enforceable against either Debtor any Claim or Equity Interest under the Plan for which it is otherwise not liable, and the liability of any Debtor for any such Claim or Equity Interest will not be affected by such substantive consolidation; and (c) affect Equity Interests in any non-Debtor affiliate except as otherwise may be required in connection with any transaction contemplated by the Plan. The Trustee's Plan shall constitute and be deemed to be a motion by the Trustee requesting that the Bankruptcy Court approve this limited substantive consolidation.

         5.       CERTIFICATE OF INCORPORATION AND BYLAWS

         The certificate of incorporation and bylaws of Reorganized Coram shall be, as of the Effective Date, amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The amended certificate of incorporation shall among other things: provide, pursuant to Section 1123(a)(6) of the Bankruptcy Code, for a provision prohibiting the issuance of nonvoting equity securities, to the extent that such a provision is required by Section 1123(a)(6) of the Bankruptcy Code. The proposed amended certificate of incorporation and bylaws will be included in the Plan Supplement.

         6.       DIRECTORS AND OFFICERS OF REORGANIZED CORAM

         On the Effective Date, the Noteholders or their designees shall be the holders of one hundred (100%) of all capital stock of Reorganized Coram and shall, consistent with the requirements of Delaware law, have the right to elect the Board of Directors of Reorganized Coram. The directors and officers of Reorganized Coram proposed by the Noteholders shall be identified in the Plan Supplement. Crowley shall not be employed by or otherwise affiliated with Reorganized Coram, or any subsidiary or affiliate of Reorganized Coram, for a period of at least one (1) year following the Effective Date.

         7.       CORPORATE ACTION

         On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of and/or one or both of the Debtors or Reorganized Coram or their successors in interest under the Plan, including, without limitation, the authorization to issue or cause to be issued the Reorganized Coram Common Stock, the Exit Facility and documents relating thereto, the adoption of the amended certificate of incorporation and amended bylaws of Reorganized Coram and the dissolution of CHC to be effectuated pursuant to the Plan and the election or appointment, as the case may be, of directors and officers of the Debtors pursuant to the Plan, shall be deemed to have occurred and shall be in full force and effect from and after the Effective Date pursuant to Section 303 of the General Corporation Law of the State of Delaware without any requirement of further action by the stockholders or directors of the Debtors, the Trustee or Reorganized Coram. On the Effective Date, or as soon thereafter as is practicable, Reorganized Coram shall file its amended certificate of incorporation with the Secretary of State of the State of Delaware and the Trustee shall file the appropriate documents to effectuate the dissolution of CHC in accordance with applicable law.

         8.       EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS

         As of the Effective Date, Reorganized Coram shall be authorized to: (i) issue the Reorganized Coram Common Stock to the holders of Coram Preferred Stock Interests as contemplated by the Plan; (ii) execute and deliver those documents necessary to obtain the Exit Facility contemplated by the Plan; and (iii) execute, deliver, file or record any documents, and take any other actions, as may be necessary, to effectuate the terms and actions of the Plan.

         9.       COMMITTEES

         As of the Effective Date, the Creditors' Committee and the Equity Committee shall be dissolved and shall have no further duties, authority or responsibility, and Reorganized Coram shall not have any responsibility for fees, costs and expenses of the Creditors' Committee and the Equity Committee, its individual members or its professionals, incurred from and after the Confirmation Date.

     C.  THE CAUSES OF ACTION

         The Trustee shall retain the sole and exclusive right, from and after the Effective Date, to commence, prosecute and compromise on behalf of the Debtors' estates, the Causes of Action; provided, however, no action or cause of action shall be commenced or maintained against any Person to be released as provided in Article 9 of the Plan. Reorganized Coram shall be responsible for payment of all Post-Confirmation Administrative Claims related to the Causes of Action. The proceeds of the Causes of Action shall be distributed as follows:
(a) First, to Reorganized Coram in an amount equal to the Post-Confirmation Administrative Claims relating to the Causes of Action; (b) Second, to the holders of Allowed General Unsecured Claims on a pro rata basis in an amount equal to the interest accruing (at the statutory judgment rate set forth in Section 1961 of Title 28 of the United States Code) from the Petition Date through the

Effective Date on account of such Allowed General Unsecured Claims until such interest has been paid in full; and (c) Third, to Reorganized Coram.

         1.       THE PRICEWATERHOUSECOOPERS LLP CLAIM

         On July 7, 1997, CHC filed an action against Price Waterhouse LLP (now known as PricewaterhouseCoopers LLP) (hereinafter "PWC") in the Superior Court of California. The California action was dismissed on forum non conveniens grounds and was re-filed in state court in Illinois. The claim arises from a settlement that resolved a lawsuit that CHC filed against Caremark International, Inc. and Caremark, Inc. (collectively "Caremark"). As part of that settlement, Caremark assigned and transferred to the Debtors all of Caremark's claims and causes of action against PWC, arising out of the facts related to CHC's lawsuit against Caremark. The assignment includes claims for damages sustained by Caremark in defending and settling its lawsuit with CHC.

         In this suit, CHC has asserted various claims against PWC for malpractice in connection with PWC's audits of and other accounting work on behalf of Caremark, Inc. CHC alleges, on behalf of Caremark that PWC's improper conduct caused misstatements in Caremark's accounts receivable and other portions of Caremark's financial statements. CHC also alleges that these misstatements and other errors harmed Caremark in connection with Caremark's transaction with CHC and in the subsequent litigation between Caremark and CHC. In the complaint, CHC seeks in excess of $165 million in damages.

         PWC filed two motions to dismiss the Complaint, but those motions were denied on March 15, 1999 and January 28, 2000. In addition, PWC filed a motion for summary judgment to dismiss a portion of the Company's claims. That motion was also denied.

         Fact and expert discovery is ongoing.

         The Trustee cannot predict the outcome of this litigation or whether there will be any recovery from PWC.

         2.       PREFERENCE ACTIONS

                  From March 1, 2003 through March 7, 2003, the Trustee commenced approximately 194 adversary proceedings under Sections 547 and 550 of the Bankruptcy Code (collectively, the "Preference Actions"). By Order of the Bankruptcy Court dated April 8, 2003, the Preference Actions are stayed until thirty (30) days after the entry of the Confirmation Order. Given that the Trustee's Plan contemplates a 100 percent (100%) distribution to unsecured creditors on their pre-petition claims and a potential payment of post-petition interest to unsecured creditors, if the Trustee's Plan is confirmed, it is likely that the Trustee will abandon the preference actions.

         3.       CROWLEY AND THE OUTSIDE DIRECTORS

                  The Trustee's claims against Crowley and the outside directors (Amaral, Casey, Smith and Smoley) are described in the Equity Committee's proposed Derivative Complaint, a copy of which is attached to the Equity Committee's Disclosure Statement as Exhibit I. The Company notified its directors' and officers' liability insurance carriers of the proposed Derivative Complaint. The carriers have thus far denied coverage and have asserted certain policy exclusions and other policy provisions. The Trustee has commenced negotiations, but cannot predict whether he will be able to achieve a settlement without the necessity of filing the lawsuit against Crowley and the outside directors. If the lawsuit is filed, the Trustee cannot predict the outcome or whether there will be any recovery, either from the defendants themselves or potentially applicable insurance policies.

     D.  UNEXPIRED LEASES AND EXECUTORY CONTRACTS

         Except as otherwise provided in the Plan, as of the Effective Date, CHC and Coram shall be deemed to have assumed each executory contract and unexpired lease to which they are parties, unless such contract or lease (i) was previously assumed or rejected; or (ii) previously expired or terminated pursuant to its own terms; or (iii) is on a list of executory contracts to be rejected that is on a list contained in the Plan Supplement. Any executory contract and unexpired lease to which CHC is a party (and which has not been rejected) shall be, as of the Effective Date, deemed to be assigned to, and assumed by, Reorganized Coram. The Confirmation Order shall constitute an order of the Bankruptcy Court under Section 365 of the Bankruptcy Code approving the contract and lease assumptions and assignments described above, as of the Effective Date.

         Any monetary amounts required as cure payments with respect to any executory contract or unexpired leases to be assumed pursuant to the Plan shall be satisfied by Reorganized Coram's payment of the cure amount in Cash on the Effective Date, or upon such other terms as the Bankruptcy Court may order or the parties to such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding whether a default exists under the executory contract or unexpired lease or the amount of any cure payment, the cure of any default shall occur after the entry of a Final Order of the Bankruptcy Court resolving the dispute.

     E.  COMPENSATION AND BENEFIT PROGRAMS

         All employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their directors, officers, and employees, other than Crowley, who served as directors, officers and employees, respectively, on or after the Commencement Date, including without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are hereby assumed pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, provided, however, that the Reorganized Coram retains any right to modify any and all such compensation and benefit practices, plans, policies, and programs in accordance with the terms thereof.

     F.  RETIREE BENEFITS

         Pursuant to Section 1114 of the Bankruptcy Code, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date, shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits; provided, however, that the Reorganized Coram retains any right to modify any and all such plans, funds and programs in accordance with the terms thereof.

     G.  DISTRIBUTIONS

         1.       NO INTEREST ON CLAIMS OR INTERESTS

         Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim or disputed Equity Interest in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim or disputed Equity Interest becomes Allowed, except as provided for Class 3 Claims in Article 5, Section 3 of the Plan.

         2.       DISBURSING AGENT

         All Distributions under the Plan shall be made by Reorganized Coram at the direction of the Disbursing Agent. If the Disbursing Agent is an independent third party designated by the Trustee to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for the services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services by Reorganized Coram. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

         3.       DELIVERY OF DISTRIBUTIONS

         Distributions to holders of Allowed Claims or Allowed Equity Interests shall be made by Reorganized Coram at the direction of the Disbursing Agent by regular and/or certified mail at the addresses set forth in the proofs of Claim filed by such holders, or if no proof of Claim has been filed, to the address listed on the schedules filed by the Debtors, unless another address has been designated by the Creditor in writing to the Disbursing Agent, in such event the address designated by the Creditor shall be utilized. In the event the Distributions are returned due to an incorrect, incomplete or discontinued address, and the holder fails to claim the Distribution within 120 days of the date on which the Distribution was mailed, the amount of the Distribution shall be treated as a Disallowed Claim.

         4.       DISTRIBUTION OF CASH

         All Cash Distributions shall be in whole dollars. Whenever the payment of other than whole dollars would otherwise be required, the actual Distribution shall be rounded to the nearest whole dollar (with half dollars or less being rounded down).

         5.       DISTRIBUTIONS OF STOCK

         The Distribution of stock shall be in whole numbers of shares. Whenever the Distribution of other than whole shares would be required, the actual distribution shall be rounded to the nearest whole share (with half shares or less being rounded down).

         6.       PROVISIONS PERTAINING TO DISPUTED CLAIMS

                  a. OBJECTION TO AND ESTIMATION OF CLAIMS; PROSECUTION OF DISPUTED CLAIMS

         The Trustee reserves the right to object to any Claim or Equity Interest that has not been specifically Allowed by Order of the Bankruptcy Court; provided, however, that any further objections to Claims or Equity Interests must be filed with the Bankruptcy Court and served not later than thirty (30) days after the Confirmation Date, unless such date is otherwise extended by the Bankruptcy Court.

         The Trustee may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Section 502(c) of the Bankruptcy Code or other applicable law.

                  b.       PAYMENTS AND DISTRIBUTION ON DISPUTED CLAIMS

         No distribution shall be made to the holder of a Disputed Claim or disputed Equity Interest until such Claim or Equity Interest is Allowed. Following the Effective Date, the Trustee shall have the authority to compromise, withdraw or otherwise resolve objections to Claims with Bankruptcy Court approval. The total amount of the Distribution attributable to a Disputed Claim or disputed Equity Interest (or such lesser amount that the Bankruptcy Court may determine) shall be held in reserve from Plan Funding Cash by Reorganized Coram pending resolution of the Claim by the Bankruptcy Court or agreement of the Trustee and the holder of such Claim. The holder of a Disputed Claim or disputed Equity Interest shall not be entitled to receive or recover any amount in excess of the amount reserved to pay such Claim or Equity Interest. Nothing in the Plan or Disclosure Statement shall be deemed to entitle any holder of a Disputed Claim or disputed Equity Interest to post-petition interest on account of such Claim or Equity Interest. Distributions to each holder of a Disputed Claim or disputed Equity Interest that ultimately becomes an Allowed Claim or Allowed Equity Interest shall be in accordance with the provisions of the Plan with respect to the Class or which the respective Allowed Claim or Allowed Equity Interest is a member without interest accruing after the Effective Date. Any such Distributions shall be made as soon as reasonably practicable after the date that the Bankruptcy Court enters a Final Order allowing such Claim or Equity Interest.

     H.  DISCHARGE OF DEBTORS

         EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN THE CONFIRMATION ORDER, THE CONSIDERATION TO BE DISTRIBUTED TO THE HOLDERS OF ALLOWED CLAIMS OR ALLOWED EQUITY INTERESTS UNDER THE PLAN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION, DISCHARGE AND RELEASE OF ALL CLAIMS AND EQUITY INTERESTS OF ANY NATURE WHATSOEVER AGAINST THE DEBTORS OR ANY ASSETS, PROPERTY OR INTERESTS IN PROPERTY OF THE DEBTORS, AND THE DEBTORS SHALL BE DEEMED DISCHARGED FROM ANY AND ALL CLAIMS, INCLUDING CLAIMS THAT AROSE BEFORE THE CONFIRMATION DATE, AND ALL DEBTS OF THE KIND SPECIFIED IN SECTIONS 502(G), (H) AND (I) OF THE BANKRUPTCY CODE, WHETHER OR NOT A PROOF OF CLAIM BASED UPON SUCH DEBT IS FILED OR DEEMED FILED UNDER SECTION 501 OF THE BANKRUPTCY CODE, A CLAIM BASED UPON SUCH DEBT IS ALLOWED UNDER SECTION 502 OF THE BANKRUPTCY CODE, OR THE HOLDER OF A CLAIM BASED UPON SUCH DEBT HAS ACCEPTED THE PLAN. EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN THE CONFIRMATION ORDER, THE CONFIRMATION ORDER SHALL BE A JUDICIAL DETERMINATION OF THE DISCHARGE OF ALL LIABILITIES OF THE DEBTORS AND A TERMINATION OF ALL EQUITY INTEREST IN THE DEBTORS TO THE FULLEST EXTENT PERMITTED BY LAW. EXCEPT AS EXPRESSLY PROVIDED IN THE PLAN, THE DISCHARGE GRANTED UNDER THE PLAN SHALL ACT AS A PERMANENT INJUNCTION AGAINST THE TAKING OF ANY OF THE FOLLOWING ACTIONS AGAINST THE DEBTORS, REORGANIZED CORAM AND/OR ASSETS OR PROPERTY OF THE DEBTORS'
ESTATES: (I) THE COMMENCEMENT OR CONTINUATION OF ANY ACTION OR OTHER PROCEEDING OF ANY KIND TO ENFORCE A CLAIM AGAINST OR EQUITY INTERESTS IN ANY OF THE DEBTORS; (II) THE ENFORCEMENT, ATTACHMENT, COLLECTION OR RECOVERY BY ANY MANNER OR MEANS OF ANY JUDGMENT, AWARD DECREE OR ORDER AGAINST THE DEBTOR; (III) THE CREATION, PERFECTION OR ENFORCEMENT OF ANY ENCUMBRANCE OF ANY KIND AGAINST THE DEBTORS, REORGANIZED CORAM OR ANY OF THEIR OR ITS PROPERTY; AND (IV) THE ASSERTION OF ANY RIGHT OF SETOFF, SUBROGATION OR RECOUPMENT OF ANY KIND AGAINST ANY OBLIGATION.

     I.  COMPROMISES AND SETTLEMENTS

                  The Plan provides for the compromise and settlement of certain claims and causes of action of, and against, the Debtors. To the extent that Bankruptcy Rule 9019 is applicable to the settlements, this Plan shall be deemed a properly served motion by the Trustee pursuant to Bankruptcy Rule 9019(a) for approval of the settlements and the settlement agreements listed herein shall be deemed approved by the Bankruptcy Court upon entry of the Confirmation Order.

         1.       THE PLAN FUNDING AGREEMENT

                  The Trustee has entered into the Plan Funding Agreement with the Noteholders. Under the Plan Funding Agreement, the Noteholders have agreed to provide Reorganized Coram and the Estate of CHC with up to $56 million to be used in funding payments to be made under the Plan. In return, the Noteholders and all present and former officers, directors, members or employees of the Noteholders and their respective affiliates, agents, representatives and counsel, shall be provided with a complete release from any and all claims, including the Proposed Derivative Claims. This release shall not include any of the Debtors' claims against Crowley, Amaral, Casey, Smith and Smoley including the Proposed Derivative Claims. A true and correct copy of the Plan Funding Agreement is attached to the Plan as Exhibit A. An executed copy of the Plan Funding Agreement shall be included in the Plan Supplement.

         The Trustee has considered whether it is in the best interests of the estates to initiate litigation and assert causes of action against the Noteholders arising out of Crowley's conflict of interest, including the treble damages claim under the RICO statute and the other causes of action described in the Proposed Derivative Claims. Based on the Trustee's evaluation of the strengths and weaknesses of the potential claims and the costs and risks of pursuing those claims in protracted litigation, the Trustee proposes to enter into a settlement agreement with some of the potential defendants. Pursuant to the proposed settlement, the Noteholders will contribute a total of $56 million to the Debtors' estates in exchange for releases. The Debtors' estates will retain their claims against Crowley, Amaral, Casey, Smith and Smoley.

         In deciding whether the proposed settlement is in the best interests of the Estate, the Trustee and his advisors have: (1) independently analyzed the strengths and weaknesses of the claims in the Proposed Derivative Complaint; (2) obtained outside expert advice regarding the claims and the range of reasonable settlement; (3) carefully considered extensive written submissions of the Equity Committee and the proposed defendants addressing the strengths and weakness of the proposed claims in terms of liability and damages; and (4) considered the likelihood that a $56 million settlement will be available from the Noteholders if the litigation is brought after confirmation of a plan of reorganization, as proposed by the Equity Committee.

         For purposes of settlement, the Trustee has assumed that the proposed claims against the Noteholders would survive a motion to dismiss. Nevertheless, there is a reasonable possibility that some or all of the claims would be dismissed on the pleadings or on a motion for summary judgment. And even if some or all of the proposed claims were to survive until trial, there is a substantial risk that the Debtors' estates would be unable to obtain a favorable liability verdict against the Noteholders. But assuming for the sake of argument that the Debtors' estates could obtain a liability verdict against the Noteholders, the biggest weakness in the litigation proposed by the Equity Committee relates to the issues of causation and calculation of damages.

         The Equity Committee's suggested theory of damages - a so-called "yardstick" measure of damages - is that, in the absence of the Crowley conflict, the Debtors might have performed as well as other healthcare companies much larger than Coram, better capitalized than Coram and not in bankruptcy, and that the difference in performance is recoverable as lost profit damages in the hundreds of millions of dollars. For several reasons, the Trustee believes that this is a dubious legal theory and an unrealistic litigation strategy in this case.

         First, a yardstick measure of damages is an unusual and disfavored damages theory that has been permitted in only a small number of cases where proof of actual damages was impossible. The Trustee is skeptical that any court would permit a yardstick measure of damages where, as here, there are provable actual damages.

         Second, it is risky to assume that a court would permit evidence of the particular yardstick proposed by the Equity Committee - a comparison of the Debtors' performance to its "peer" healthcare companies - because it is unreasonable to compare the performance of insolvent companies like the Debtors to the performance of much larger and well capitalized solvent companies that are not in bankruptcy.

         Third, the yardstick measure of damages does not address the issue of causation. Although the Trustee believes there is credible evidence of causation with respect to administrative costs incurred by the Debtors' estates as a result of the prolonged bankruptcy, there is no evidence that Crowley took any steps to depress the Debtors' profits or operational performance; nor is there evidence that Crowley rejected any specific corporate opportunity that would have substantially enhanced the Debtors' performance. The Trustee believes that the Debtors' financial performance improved under Crowley. In other words, there is no credible evidence that Crowley caused the type of damages that might be calculated by the suggested yardstick.

         In the view of the Trustee and his advisors, damages in this case are limited to: (1) a portion of the administrative and legal expenses incurred as a result of the prolonged bankruptcy proceeding; and (2) any damages caused by specific and identifiable business decisions that were not in the best interests of the Debtors (e.g., preferential payments to creditors, questionable sales of assets, etc.). These damages are unlikely to exceed $56 million.

         The Trustee believes that the proposed $56 million settlement with the Noteholders is substantially higher than the true settlement value of the case. The Trustee believes that the Noteholders are willing to pay $56 million only because, within the context of the Trustee's plan of reorganization, they are purchasing more than a settlement of litigation - in essence, they are also purchasing the Debtors. If the claims were to be litigated independent of the bankruptcy and the Noteholders' existing investment in the company, the Trustee and his advisors believe that the Noteholders would test the legal sufficiency of the proposed RICO claims and would offer substantially less in settlement.

         Furthermore, the settlement enables the Trustee to propose a plan of reorganization that provides an immediate and certain one hundred percent (100%) recovery to all creditors and a meaningful and immediate payment to all holders of CHC Equity Interests.

         For all these reasons, the Trustee believes it is in the best interests of the Debtors' estates to accept the certainty of a $56 million settlement rather than to pursue protracted litigation that is unlikely to achieve a result that justifies the substantial costs and risks of failure or a much smaller recovery that the litigation will entail.

         The Equity Committee believes that the Debtors' claims against the Noteholders are worth far more than $56,000,000 and that the settlement represented by the $56,000,000 is substantially inadequate. For further information on the Equity Committee's position, see the discussion of alleged claims against the Noteholders in the Equity Committee's Disclosure Statement.

         2.       SETTLEMENT AGREEMENT WITH R-NET

         In September, 2000, R-Net filed four proofs of claim in the amount of $41,524,000 on the basis of an alleged agreement by Coram to reimburse R-Net for services provided by R-Net in connection with a "Master Agreement" with Aetna U.S. Healthcare. R-Net also filed three additional proofs of claim for any and all other claims or causes of action arising in law, equity or otherwise which may be raised by R-Net.

         On November 13, 2001, the R-Net Committee filed the R-Net Adversary Proceeding against the Debtors and other defendants. In the R-Net Adversary Proceeding, the R-Net Committee asserts that the Debtors are liable on various claims including breach of fiduciary duty, negligent and fraudulent misrepresentation, violations of federal and state RICO laws, fraudulent conveyances, alter ego, conversion and alleged violations of the automatic stay.

         On January 14, 2003, the U.S. District Court for the District of Delaware issued an order withdrawing the reference over the R-Net Adversary Proceeding.

         The Trustee has entered into an agreement to settle the R-Net adversary proceeding and the bankruptcy Claim asserted by R-Net. Pursuant to the settlement agreement (1) R-Net's General Unsecured Claim of more than $41 million shall be substantially reduced and shall be fixed and Allowed in the amount of $7,950,000 and (2) the claim filed by CHC in R-Net's bankruptcy case shall be reduced to $1,000. A true and correct copy of the R-Net settlement agreement will be included in the Plan Supplement.

         The Company had notified its directors' and officers' liability insurance carrier of the R-Net claims against the individual defendants. The carrier has thus far denied coverage, asserting certain exclusions and other provisions in the policy, but did agree to absorb a portion of the expenses of defending the individuals. The Trustee has commenced negotiations with the carrier in an effort to reach a final resolution on both expense and indemnity without the necessity of having to bring a coverage suit against the carrier, but cannot predict the outcome of either the ongoing discussions or a coverage lawsuit if one is ultimately brought.

         Given the uncertainty of the outcome, and the expense and delay attending the litigation, the Trustee believes that the settlement is in the best interest of the Debtors' estates.

         3.       IRS SETTLEMENT

         The IRS has a claim against CHC and T(2)M, a non-debtor subsidiary of Coram, which, including interest, will amount to $19,325,958 as of June 30, 2003. The Trustee has entered into an agreement in principal with the IRS with regard to the satisfaction of the IRS claim. Pursuant to the settlement:

                  (a) the IRS will be granted relief from the automatic stay to allow it to setoff CHC's outstanding refund claim of $1,646,423, plus interest;

                  (b) the remaining balance after application of the refund will be paid in quarterly installments; and

                  (c) interest and failure to pay penalties on the outstanding balance will continue to accrue at the applicable IRS rate.

         The Trustee believes that the agreement allowing the IRS claim to be satisfied in quarterly installments is in the best interest of the Debtors' estates because it will help to preserve the Debtors' cash flow and ensure that the Debtors' continuing operations will not be hindered by the IRS claim. If the Trustee's Plan is confirmed, Reorganized Coram will be responsible for the payment of the installments due the IRS and, to the extent necessary, the Noteholders have irrevocably committed to make additional funding available to Reorganized Coram to enable it to make such deferred payments on a timely basis. At the option of the Noteholders, the entire principal balance of approximately $9 million may be paid on the Effective Date with Plan Funding Cash to avoid failure to pay penalties. The Trustee intends to file a separate motion seeking Bankruptcy Court approval of the IRS settlement prior to the Confirmation Hearing.

     J.  RELEASES

         The Plan provides for releases to certain Persons as follows:

         1.       CHC AND CORAM

         As of the Effective Date, all Persons who have held, hold or may hold any Claim against CHC and/or Coram, and/or their predecessors, successors, affiliates, parents, subsidiaries and assigns, and/or their officers, directors, shareholders, employees, agents, advisors, representatives, attorneys, accountants or other professionals, except Crowley, Amaral, Casey, Smith and Smoley shall be deemed to have released CHC and/or Coram, and/or their predecessors, successors, affiliates, parents, subsidiaries and assigns, and/or their officers, directors, shareholders, employees, agents, advisors, representatives, attorneys, accountants and other professionals, but not Crowley, Amaral, Casey, Smith and Smoley, of and from any and all Claims, obligations, rights, causes of action and liabilities which such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, based in whole or in part upon any act, omission or other occurrence having taken place on or prior to the Effective Date in any way relating to the Debtors, this Plan or the Chapter 11 Case, including the Proposed Derivative Claims.

         2.       THE TRUSTEE

         As of the Effective Date, all Persons who have held, hold or may hold any claim against the Trustee, and/or his agents, advisors, representatives, attorneys, accountants or other professionals, shall be deemed to have released the Trustee, and his agents, advisors, representatives, attorneys, accountants and other professionals, of and from any and all claims, obligations, rights, causes of action and liabilities which such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, based in whole or in part upon any act, omission or other occurrence having taken place on or prior to the Effective Date in any way relating to the Debtors, this Plan or the Chapter 11 Case.

         3.       THE NOTEHOLDERS

         As of the Effective Date, all Persons who have held, hold or may hold any claim against the Noteholders, and/or all of their present and former predecessors, successors, affiliates, parents, subsidiaries and assigns, and/or their officers (including Feinberg), directors, shareholders, employees, agents, advisors, representatives, attorneys, accountants or other professionals, shall be deemed to have released the Noteholders, and their predecessors, successors, affiliates, parents, subsidiaries and assigns, and their present and former officers (including Feinberg), directors, shareholders, partners, members, employees, agents, advisors, representatives, attorneys, accountants and other professionals, of and from any and all claims, obligations, rights, causes of action and liabilities which such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, based in whole or in part upon any act, omission or other occurrence having taken place on or prior to the Effective Date and in any way relating to the Debtors, this Plan or the Chapter 11 Case, including all of the Proposed Derivative Claims.

         4.       THE EQUITY COMMITTEE

         As of the Effective Date, all Persons who have held, hold or may hold any claim against the Equity Committee and/or its individual members, and/or their predecessors, successors, affiliates, parents, subsidiaries and assigns, and/or their officers, directors, shareholders, employees, agents, advisors, representatives, attorneys, accountants or other professionals, shall be deemed to have released the Equity Committee and its individual members, and their predecessors, successors, affiliates, parents, subsidiaries and assigns, and their officers, directors, shareholders, employees, agents, advisors, representatives, attorneys, accountants and other professionals, of and from any and all claims, obligations, rights, causes of action and liabilities which such holder may be entitled to assert, whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, based in whole or in part upon any act, omission or other occurrence having taken place on or prior to the Effective Date in any way relating to the Debtors, this Plan or the Chapter 11 Case, including the Proposed Derivative Claims.

         5.       R-NET

         As of the Effective Date, CHC and/or Coram, and their predecessors, successors, affiliates, parents, subsidiaries and assigns, and their officers, directors, shareholders and employees shall be deemed to have released R-Net, and its predecessors, successors, affiliates, parents, subsidiaries and assigns, and/or their officers, directors, shareholders, employees, agents, advisors, representatives, attorneys, accountants and other professionals, of and from any and all claims, obligations, rights, causes of action and liabilities, whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, based in whole or in part upon any act, omission or other occurrence having taken place on or prior to the Effective Date in any way relating to the Debtors or R-Net, except that the Debtors shall retain a General Unsecured Claim of $1,000.00 in R-Net's Chapter 11 case.

         6.       MISCELLANEOUS

         Nothing in the Plan or Disclosure Statement shall be construed as releasing Crowley, Amaral, Casey, Smith and/or Smoley from any claims held by the Debtors, including the Proposed Derivative Claims Complaint. In addition, nothing in the Plan or Disclosure Statement shall operate to release any party from the obligations expressly contemplated by the Plan. Moreover, nothing in this Article 9 shall be construed as limiting the rights of the Trustee or any other party in interest to object to any interim or final applications for the allowance of Administrative Claims for professional fees or expenses filed pursuant to Sections 327, 330 and 331 of the Bankruptcy Code, or for expenses incurred by members of the Equity Committee or the Creditors' Committee pursuant to Section 503(b)(3)(F).

     K.  CONFIRMATION AND EFFECTIVENESS OF THE PLAN

         1.       CONDITIONS PRECEDENT TO CONFIRMATION

          The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to
Article 13, Section 4 of the Plan:

                           a.       The proposed Confirmation Order shall be in
form and substance reasonably acceptable to the Trustee and the Noteholders; and

                           b.       All exhibits to the Plan, including those to
be contained in the Plan Supplement, shall be in form and substance reasonably acceptable to the Trustee and the Noteholders.

         2.       CONDITIONS PRECEDENT TO EFFECTIVENESS

         The Plan shall not become effective unless and until the following conditions have been satisfied or waived pursuant to Article 13, Section 4 of the Plan:

                  a. The Confirmation Order shall have been entered and there shall be no stay or injunction in force and effect that would prevent the occurrence of the Effective Date;

                  b. The Confirmation Order shall authorize the Trustee and Reorganized Coram to take all actions necessary or appropriate to consummate the Plan and to enter into, implement and effectuate the contracts, instruments, releases and other agreements or documents created in connection with the Plan;

                  c. The statutory fees owing to the United States Trustee shall have been paid in full;

                  d. Each of the Amended Reorganized Coram Certificate of Incorporation, the Amended Reorganized Coram Bylaws in form and substance satisfactory to the

                           Trustee and Reorganized Coram shall have been filed, effected, or executed, as required;

                  e. All other actions, authorizations, consents and regulatory approvals required (if any) and all Plan documents necessary to implement the provisions of the Plan shall have been obtained, effected or executed in a manner acceptable to the Trustee or, if waivable, waived by the Persons entitled to the benefit thereof;

                  f. The Exit Facility shall have been entered into by all parties thereto and all conditions to the initial draw thereunder shall have been satisfied in accordance with the terms thereof such that the Trustee and Reorganized Coram shall have available to them sufficient funds with which to meet all obligations under the Plan; and

                  g. Reorganized Coram Common Stock shall have been duly authorized and, with the occurrence of the Effective Date, shall be validly issued and outstanding.

         3.       EFFECT OF FAILURE OF CONDITIONS

         If each condition to the Effective Date specified in Article 13,
Section 2 of the Plan has not been satisfied or duly waived within ninety (90) days after the Confirmation Date, then (unless the period for waiver or satisfaction of such conditions has been extended with the consent of the Trustee and the Noteholders) the Confirmation Order will be vacated by the Bankruptcy Court.

         4.       WAIVER OF CONDITIONS

         The Trustee may, with the consent of Noteholders, which consent shall not be unreasonably withheld, waive, by a writing signed by an authorized representative of the Trustee and subsequently filed with the Bankruptcy Court, the condition precedent to confirmation and effectiveness of the Plan specified in Article 13, Sections 1(b) and 2(d), and (e) of the Plan.

     L.  RETENTION OF JURISDICTION

                  If the Plan is confirmed, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Case for the following purposes:

                  (1) to determine the extent, validity and amount of all objections to or requests to estimate Claims whether secured or unsecured;

                  (2)      to determine any applications for compensation;

                  (3) to determine any (i) pending and/or future motions, applications and adversary proceedings; (ii) causes of action against third persons; (iii) adversary proceedings, and (iv) contested and litigated matters;

                  (4) to determine any pending application for assumption or rejection of executory contracts or unexpired leases, claims for cure amounts and allowance of any Claims resulting from the rejection of executory contracts or unexpired leases;

                  (5)      to enforce the provisions of the Plan;

                  (6) to consider any amendments to or modifications of the Plan, correct any defect, cure any omission, or reconcile any inconsistency in the Plan, or documents related to the Plan, or the order of the Bankruptcy Court confirming the Plan as may be necessary to carry out the purposes and intent of the Plan;

                  (7) to construe or enforce the Plan, the Confirmation Order or any other order or judgment, injunction or ruling entered or made in the Chapter 11 Cases, and to determine such other matters as may be provided for in the order of the Bankruptcy Court confirming the Plan or as may be authorized under the provisions of the Bankruptcy Code;

                  (8) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated; and

                  (9) to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by Section 1142 of the Bankruptcy Code.

IX.      CERTAIN FACTORS TO BE CONSIDERED

         The holder of a Claim against or Equity Interest in a Debtor should read and carefully consider the following factors, as well as other information set forth in this Disclosure Statement (and in the documents delivered together herewith and/or incorporated by reference herein) before deciding whether to vote to accept or reject the Plan.

     A.       GENERAL CONSIDERATIONS

         The formulation of a plan of reorganization is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against, and Equity Interests in, the Debtors. The reorganization of the Debtors' business under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors' employees and many of its patients, trade vendors, suppliers of goods and services, and lessors.

     B.       CERTAIN BANKRUPTCY CONSIDERATIONS

         If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Case will continue and not be converted to a Chapter 7 liquidation or that any alternative plan of reorganization would be on terms as favorable to the holders of Claims and Equity Interests as the terms of the Plan. If a liquidation were to occur, there is a substantial risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of many of the stakeholders.

     C.       CLAIMS ESTIMATIONS

         There can be no assurances that the estimated Claim amounts set forth herein are correct. The actual Allowed amount of the Claims may differ in substantially from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should one or more of the underlying assumptions prove incorrect, the actual Allowed amount of Claims may significantly vary from those estimated herein.

     D.  REORGANIZED CORAM COMMON STOCK

         The Reorganized Coram Common Stock to be distributed under the Plan are new securities for which there is no existing trading market. Thus, a holder of Reorganized Coram Common Stock could find it difficult to dispose of, or to obtain accurate quotations as to the market value of such securities, following the consummation of the Plan.

     E.  KEY EMPLOYEES

         The success of Reorganized Coram will be highly dependent upon the services of its key executives. The loss of a significant number of key employees could have a material adverse effect on Reorganized Coram and may threaten its ability to survive as a going concern.

     F.  WORKING CAPITAL

         Reorganized Coram's businesses are expected to require cash working capital. While the Trustee believes that sufficient cash to meet Reorganized Coram's cash working capital and investment needs for the foreseeable future will either be generated by operations or available under the Exit Facility, Reorganized Coram's ability to gain access to additional capital, if needed, cannot be assured.

     G.  COMPETITION AND PRICING PRESSURE

         Numerous factors have impacted the Debtors' performance and financial condition to date including, among others: (1) ongoing pricing pressure in the infusion therapy business as a result of a shift in payer mix from private indemnity insurance to managed care and governmental payers and intense competition among infusion providers; (2) increased competition from hospitals and physicians that have sought to increase the scope of services they offer through their facilities and offices, including services similar to those offered by the Debtors; and (3) increased competition from hospitals and physicians that have entered into risk-sharing relationships with third party payers pursuant to which they have been delegated control over the provision of a wide variety of healthcare services, including the services offered by the Debtors. There can be no assurances that the aforementioned factors will not continue to have an adverse effect on the Debtors' financial condition and results of operations.

     H.  RELATIONSHIPS WITH THIRD PARTIES

         The success of Reorganized Coram's business will be dependent on relationships with third parties. The profitability of Reorganized Coram's business will depend in part on its ability to establish and maintain close working relationships with managed care organizations, private and governmental third-party payers, hospitals, physicians, physician groups, home health agencies, long-term care facilities and other institutional health providers and insurance companies and large self-insured employers. The loss of such existing relationships or the failure to continue to develop and maintain ongoing relationships in the future could have a material adverse effect on Reorganized Coram's business, financial condition and results of operations.

     I.  HEALTHCARE INDUSTRY DEVELOPMENTS AND LEGISLATION

         The Healthcare industry continues to undergo significant changes driven by various efforts to reduce costs, including trends toward managed care, limits in Medicare coverage and reimbursement levels, consolidation of healthcare distribution companies and collective purchasing arrangements by office-based healthcare practitioners. The impact of third-party pricing pressures and low barriers to entry have dramatically reduced profit margins for certain healthcare providers. Continued growth in managed care has pressured healthcare providers to find ways of becoming more cost competitive. This has also led to consolidation of healthcare providers in the Debtors' market areas where the Debtors compete.

         In addition, political, economic and regulatory influences are subjecting the healthcare industry in the United States to extensive and dynamic change. It is possible that healthcare initiatives at the federal or state level, whether implemented through legislation or through action by federal or state administrative agencies, could require Reorganized Coram to make significant changes in the way it conducts business and could have a material adverse efface upon Reorganized Coram's business.

X.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         A summary description of certain United States federal income tax consequences of the Plan is provided below. This description is for information purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Debtors and to the holders of Allowed Claims and Equity Interests who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the IRS or any other taxing authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other taxing authorities. No representations are being made regarding the particular tax consequences of the Confirmation and consummation of the Plan to the Debtors or any holders of Allowed Claims or Allowed

Equity Interests. No assurance can be given that the IRS would assert, or that a court would not sustain, a different position from any discussed herein.

         The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers such as banks and other financial institutions, insurance companies, tax-exempt organizations, governmental entities, Persons that are, or hold their Claims through, pass-through entities, Persons whose functional currency is not the United States dollar, foreign Persons, dealers in securities or foreign currency, employees, Persons who received their Claims pursuant to the exercise of an employee stock option or otherwise as compensation and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction. Furthermore, the following discussion does not address the United States federal taxes other than income taxes.

         EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING FEDERAL, STATE AND LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

     A.  UNITED STATES FEDERAL INCOME TAX CONSEQUENCE TO THE DEBTORS

         CHC and its consolidated subsidiaries (the "Coram Group") reported approximately $159.3 million of net operating loss ("NOL") carryforwards for federal income tax purposes as of December 31, 2000. As a result of the issuance of preferred stock to the Noteholders in 2000, Coram and its subsidiaries no longer filed a consolidated federal income tax return with CHC. Coram and its consolidated subsidiaries incurred additional NOLs for its taxable years ending September 30, 2001 and September 30, 2002 bringing the total NOL carryovers to approximately $196 million. The amount of the Debtor's NOL carryovers and other losses remain subject to adjustment by the IRS.

         1.       CANCELLATION OF INDEBTEDNESS

            In general, Title 26 of the United States Code, Sections 1, et seq. (the "Tax Code") provides that a debtor in a bankruptcy cASe must reduce certain of its tax attributes -NOL carryovers current year NOLs, tax credits and tax basis in assets - - by the amount of any cancellation of debt ("COD"). COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefore. To the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD is simply forgiven. Any reduction in tax attributes does not effectively occur until the first day of the taxable year following the year COD is realized The ability to utilize the full amount of the Debtor's federal NOLs, as discussed above, and certain state NOLs is uncertain due to income tax rules related to the exchanges of debt and related interest for Coram preferred stock in December 2000, December 2001 and December 2002.

         2.       NET OPERATING LOSSES - SECTION 382

         As a result of the issuance of preferred stock to the Noteholders on December 29, 2000, Coram underwent an "ownership change" within the meaning of section 382 of the Internal Revenue Code and, as discussed above, no longer was qualified to join in a consolidated federal income tax return with CHC. Following the issuance of the Preferred Stock to the Noteholders, Coram and its subsidiaries joined in the filing of a consolidated return for the fiscal year ended September 30, 2001 and subsequent years. Coram applied the provisions of section 382(l)(5) to reduce its net operating loss carryovers.

         The Trustee does not anticipate that the Debtors will experience another ownership change on the Effective Date as a result of the issuance of stock in Reorganized Coram to the Noteholders pursuant to the Plan. As a result, the Debtors' ability to use pre-Effective Date NOLs or other tax attributes should be unimpaired. The ability of Coram to fully utilize its NOLs and other tax attributes is subject to additional limitations and uncertainties under the tax laws. In particular, the Code does not address whether the provisions of section 382(l)(5) can be applied on a consolidated basis or only on a separate company basis. Accordingly, it is possible that only the pre-ownership change losses attributable to Coram (rather than to the other members of the Coram Group) may be able to benefit from this exception.

         B. FEDERAL INCOME TAX CONSEQUENCES TO CLAIMHOLDERS AND INTERESTHOLDERS OF THE DEBTORS

         The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to holders of Allowed Claims and Equity Interests that are "United States Holders" (as defined below). The United States federal income tax consequences of the transactions contemplated by the Plan to holders of Claims and Equity Interests will depend upon, among other things: (1) whether such Claim or Equity Interest and the consideration received in respect thereof are "securities" for federal income tax purposes; (2) the manner in which a holder acquired a Claim or Equity Interest; (3) the length of time the Claim or Equity Interest has been held; (4) whether the Claim or Equity Interest was acquired at a discount; (5) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the holder's method of tax accounting; and (8) whether the Claim is an installment obligation for federal income tax purposes. Therefore, holders of Claims or Equity Interests should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes that the holder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year and such Claim did not become completely or partially worthless in a prior taxable year. Moreover, the Trustee intends to claim deductions to the extent they are permitted to deduct any amounts paid in Cash, stock or other property pursuant to the Plan.

         For purposes of the following discussion, a "United States Holder" is a holder of a Claim that is (1) a citizen or individual resident of the United States, (2) a partnership or corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person.

         1.       GENERALLY

                  a.       ACCRUED INTEREST

         Under the Plan, cash or other property may be distributed or deemed distributed to certain holders of Claims with respect to their Claims for accrued interest. Holders of Claims for accrued interest which previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the amount of Cash or other property received with respect to such Claims for accrued interests. Holders of Claims for accrued interest which have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claims is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset. The adjusted tax basis of any property received in exchange for a Claim for accrued interest will equal the fair market value of such property on the Effective Date, and the holding period for the property will begin on the day after the Effective Date. The extent to which consideration distributable under the Plan is allocable to interest is not clear. Holders of Claims are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

                  a.       MARKET DISCOUNT

         The market discount provisions of the Tax Code may apply to holders of certain Claims. In general, a debt obligation other than a debt obligations with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a "market discount bond" as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder's hands immediately after its acquisition. However, a debt obligation will not be a "market discount bond" if such excess is less than a statutory deminimis amount. Gain recognized by a Creditor with respect to a "market discount bond" will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the Creditors' period of ownership, unless the Creditor elected to include accrued market discount in taxable income currently. A holder of a market discount bond that is required under the market discount rules of the Tax Code to defer deduction of all or a portion of interest on indebtedness incurred or maintained to acquire or carry the bond may be allowed to deduct such interest, in whole or in part, on disposition of such bond.

         2.       PRIORITY NON-TAX CLAIMS

         A holder whose Claim is paid in full will recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of Cash received by such holder in respect of its Claim, and (ii) the holder's adjusted tax basis in the Claim. The character of such gain or loss as a capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. A holder recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized above with respect to accrued interest and market discount may apply with respect to the receipt of Cash in discharge of a holder's Priority Non-Tax Claims.

         3.       HOLDERS OF GENERAL UNSECURED CLAIMS

         A holder of General Unsecured Claims that receives Cash in discharge of its Claim pursuant to the Plan will generally recognize income, gain or loss of United States federal income tax purposes in an amount equal to the difference between (i) the amount of Cash received in exchange for its Claim and (ii) the holder's adjusted tax basis in its Claim. The character of such gain or loss as a capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. A holder reorganizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. In addition, the rules summarized above with respect to accrued interest and market discount may apply with respect to the receipt of Cash in discharge of a holder's General Unsecured Claims.

         4.       HOLDERS OF CORAM PREFERRED STOCK INTERESTS

         A holder of Coram Preferred Stock that receives Reorganized Coram Common Stock in exchange for its Claim pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purpose in an amount equal to the difference between (i) the fair market value on the Effective Date of the Reorganized Coram Common Stock received in exchange for the Claim, and (ii) the holder's adjusted tax basis in its Claim. The character of such gain or loss as a capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder's hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. A holder reorganizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. A holder's aggregate tax basis in Reorganized Coram Common Stock it receives pursuant to the Plan would generally be equal to the fair market value on the Effective Date of such stock. The holding period for Reorganized Coram Common Stock would begin on the day after the Effective Date.

         5.       HOLDERS OF CHC EQUITY INTERESTS

         An existing holder of a CHC Equity Interest will generally recognize a gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the Cash received on account of such CHC Equity Interest under the Plan and (ii) such stockholder's adjusted basis in its existing common stock cancelled under the Plan. The character of such gain or loss as a capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder and whether the interestholder holds its common stock of CHC as a capital asset.

         6.       HOLDERS OF CORAM EQUITY INTERESTS

         CHC, the sole holder of Coram Equity Interests which is deemed cancelled under the Plan, will recognize a loss for United States federal income tax purposes in amount equal to CHC's adjusted tax basis in the interest. The character of such loss as a capital loss or as ordinary loss will be determined by a number of factors, including the tax status of CHC and whether the CHC holds its interests as a capital asset.

         7.       OTHER CLAIMHOLDERS

         To the extent certain claimholders reach an agreement with the Trustee to have their Claims satisfied, settled, released, exchanged or otherwise discharged in a manner other than as discussed above, such holders should consult their own tax advisor regarding the tax consequences to them of such treatment.

         8.       INFORMATION REPORTING AND BACKUP WITHHOLDING

         Certain payments, including payments in respect of accrued interest or market discounts, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Tax Code's backup withholding rules, a United States Holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

         Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

     C.  IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND UNKNOWN BY THE TRUSTEE AND MAY VARY DEPENDING ON A CLAIM HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, CLAIM HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX PROFESSIONAL ABOUT THE FEDERAL, STATE, LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

XI.      FEASIBILITY OF THE PLAN, THE BEST INTERESTS TEST AND CRAMDOWN

     A.           FEASIBILITY OF THE PLAN

         To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is imposed by
Section 1129(a)(11) of the Bankruptcy Code and is generally referred to as the "feasibility" requirement. The Trustee believes that the Plan is feasible.

         The Trustee's financial advisors have prepared a feasibility analysis, a copy of which is attached hereto as Exhibit F. The feasibility analysis reflects that: (i) Net Plan Funding Cash should be sufficient to make all payments required under the Plan; (ii) the Net Plan Funding Cash Balance payable to the holders of Allowed CHC Equity Interests will likely be in excess of $28 million; and (iii) Reorganized Coram should have sufficient cash flow to pay and service the Exit Facility and to fund its operations and capital improvement needs. Accordingly, the Trustee believes that the Plan satisfies the feasibility requirement of Section 1129(a)(11) of the Bankruptcy Code. However, the Trustee cautions that no representations can be made as to the accuracy of the feasibility study. Many of the assumptions upon which the feasibility study is based are subject to uncertainties outside the control of the Trustee. Some assumptions inevitably will not materialize, and events and circumstances occurring on or after the date on which the feasibility study was prepared may be different from those assumed or may be unanticipated, and may adversely affect the feasibility analysis.

         THE FEASIBILITY ANALYSIS WAS NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. FURTHERMORE, THE

FEASIBILITY ANALYSIS IS BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE CONDITIONS THAT ARE NOT IN THE CONTROL OF REORGANIZED CORAM. CONSEQUENTLY, THE FEASIBILITY ANALYSIS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE TRUSTEE THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

         B.       ACCEPTANCE OF THE PAN

         As a condition to Confirmation, the Bankruptcy Code requires that each class of impaired Claims and Equity Interests vote to accept the Plan, except under certain circumstances. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that class, but for that purpose counts only those Creditors who actually vote to accept or reject the Plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. Under Section 1126(d) of the Bankruptcy Code, a class of interests has accepted the Plan if holders of such interests holding at least two-thirds in amount actually voting have voted to accept the Plan.

         C.       BEST INTERESTS TEST

         Even if a plan is accepted by each class of holders of impaired Claims and impaired Equity Interests, the Bankruptcy Code requires the Bankruptcy Court to determine that the Plan is in the "best interests" of all holders of Claims and interests that are impaired by the Plan and have not voted to accept the Plan. The "best interests" test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a Bankruptcy Court to find either that (i) all members of an impaired class of Claims or Equity Interests have accepted the Plan or
(ii) the Plan will provide a member who has not accepted the Plan with a recovery of property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would have recovered if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

         To calculate the probable Distribution to members of each impaired class of holders of Claims and interest if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from a sale of Debtors' assets if its Chapter 11 Case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the Debtors' assets by a Chapter 7 trustee.

         The amount of liquidation value available to unsecured creditors would be reduced by, first, the Claims of secured creditors to the extent of the value of their collateral, and, second, by other Administrative Expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of liquidation under Chapter 7 would include the compensation of a trustee, as well as of counsel and other professionals retained by the Chapter 7 trustee, asset disposition expenses, all unpaid expenses incurred directly by the Debtors in their Chapter 11 Case (such as compensation of the Trustee, attorneys, financial advisors, and restructuring consultants) that are allowed in the Chapter 7 case, litigation cost, and claims arising from the operations of the Debtors' business during the pendency of the bankruptcy cases. The liquidation itself would trigger certain priority payments that would otherwise become due in the ordinary course of business. Third, priority claims would be paid in full from the liquidation proceeds. Fourth, the balance would be made available to pay General Unsecured Claims including post-petition interest. Fifth, any available balance would be made in respect of Equity Interests. The liquidation also would prompt the rejection of a large number of executory contacts and unexpired leases of non-residential real property and thereby create a significantly higher number of unsecured claims.

         Once the court ascertains the recoveries in liquidation of secured creditors and Priority Claims, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the Distribution to be received by such creditors and equity security holders under the Trustee's Plan, then such Plan is not in the best interests of the Creditors and the equity security holders.

         The Trustee's financial advisors have performed a liquidation valuation that reflects that the liquidation value of the Debtors as of December 31, 2002 was between $94,336,933 and $133,684,313. A true and correct copy of the liquidation valuation is attached hereto as Exhibit G. Since the liquidation value of the Debtors is far less that the total of the estimated Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Allowed General Unsecured Claims and the Claims of the Coram Preferred Shareholders, the Trustee believes that the holders of CHC Equity Interests will receive substantially more under the Trustee's Plan than they would receive in a Chapter 7 liquidation.

         Of course, any liquidation analysis is speculative. For example, the liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. The Trustee has projected the amount of Allowed Claims based upon a review of the Debtors' scheduled liabilities and proofs of Claim filed in the Chapter 11 Case and consultations with the Debtors. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis.

         Notwithstanding the difficulties in quantifying recoveries to Creditors with precision, the Trustee believes that the Plan meets the "best interests" test of Section 1129(a)(7) of the Bankruptcy Code.

         D.       CRAMDOWN

         Section 1129(b) of the Bankruptcy Code provides that the Plan can be confirmed even if it has not been accepted by all impaired classes as long as it has been accepted by at least one impaired class of Claims without considering the acceptances by any insiders. The Court may confirm the Plan at the request of the Trustee notwithstanding the Plan's rejection (or deemed rejection) by impaired classes as long as the Plan "does not discriminate unfairly" and is "fair and reasonable" as to each impaired class that has not voted to accept it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank and if no creditor receives property of a value greater than the amount of its Allowed Claim, plus interest thereon if the Debtor is solvent.

         A plan is fair an equitable as to a class of secured claims that rejects such plan if the plan provides: (1)(a) that the holders of the claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of the claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder's interest in the estate's interest in such property; (2) for the sale, subject to
Section 363(k) of the Bankruptcy Code, of any property that that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or
(3) for the realization by such holder of the indubitable equivalent of such claims.

         A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

         A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.

         The votes of the holders of CHC Equity Interests are not being solicited because such holders are not entitled to receive or retain under the Plan any interest in property on account of their CHC Equity Interests. Such Class is therefore deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code. Accordingly, the Trustee is seeking confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code with respect to such Class, and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plan. Notwithstanding the deemed rejection by the holders of Coram Equity Interests, the Trustee believes that such Class is being treated fairly and equitably under the Bankruptcy Code because, absent the settlement under the Plan Funding Agreement, litigation of the Proposed Derivative Claims would take many years to conclude without any assurance of recovery by any Creditor or shareholders of the Debtors. The Trustee therefore believes that the Plan may be confirmed despite its deemed rejection by this Class.

XII.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Trustee believes that the Plan affords the holders of Claims and Equity Interests the potential for the greatest realization of the Debtors' assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Case; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

     A.           CONTINUATION OF THE CHAPTER 11 CASES

         If the Debtors remain in Chapter 11, the Trustee could continue to operate the Debtors' businesses and manage the Debtors' properties, subject to the restrictions imposed by the Bankruptcy Code. However, the Debtors may not be able to continue as viable entities beyond December 31, 2003 because it is possible that the Debtors will fail to meet the public company exception of Stark II. Moreover, the Debtors undoubtedly would have difficulty sustaining the high costs and further erosion of market confidence which would be caused by remaining in Chapter 11.

     B.           ALTERNATIVE PLANS OF REORGANIZATION

         If the Plan is not confirmed, the Equity Committee's proposed plan may be confirmed if such plan receives the votes of the requisite majorities of Creditors, the Trustee, or any other party-in-interest in the Chapter 11 Case, could propose a different plan or plans of reorganization. Such plans might involve either a reorganization and continuation of the Debtors' businesses, or an orderly liquidation of their assets, or a combination of both.

     C.           LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11

         If no plan is confirmed, the Debtors' Chapter 11 cases may be converted to cases under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims or Equity Interests of the Debtors.

         However, the Trustee believes that Creditors would lose substantially higher going concern value if the Trustee were forced to liquidate the Debtors. In addition, the Trustee believes that in liquidation under Chapter 7, before Creditors receive any Distribution, additional Administrative Expenses involved in the appointment of a Chapter 7 trustee and attorneys, accountants and other professionals to assist such trustee would cause a substantial diminution in the value of the estates. The assets available for Distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of unexpired leases of non-residential real property and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

         The Debtors may also be liquidated pursuant to a Chapter 11 plan. In a liquidation under a Chapter11 plan, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.

         The Trustee's financial advisors have performed an enterprise valuation of the Debtors and concluded that the enterprise value of the Debtors as of December 11, 2003 was $188,863,000. Because the total of Allowed Administrative Claim, Allowed Priority Tax Claims, Priority Non-Tax Claims, Allowed General Unsecured claims and the Claims and Interests of Coram Preferred Shareholders will most likely far exceed the enterprise value of the Debtors, if the Debtors were sold as a going concern under a liquidating Chapter 11 plan, the Trustee believes that the holders of Allowed CHC Equity Interests would likely not receive any distribution of the net proceeds.

XIII.    VOTING REQUIREMENTS

         On June 26, 2003, the Bankruptcy Court entered an order (the "Solicitation Procedures Order"), among other things, approving this Disclosure Statement as containing adequate information, setting voting procedures and scheduling the hearing on Confirmation of the Plan, a copy of such order is enclosed with this Disclosure Statement. A copy of the Confirmation Hearing Notice is also enclosed with this Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.

         If you have any questions about (i) the procedure for voting your Claim with respect to the packet of materials that you have received, (ii) the amount of your Claim holdings, or (iii) if you wish to obtain, at your expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact:

         Richard A. Barkasy, Esquire
         Schnader Harrison Segal & Lewis LLP
         Woodland Falls Corporate Park
         220 Lake Drive East, Suite 200
         Cherry Hill, New Jersey 08002
         (856) 482-5222

         The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the requirements of Chapter 11 of the Bankruptcy Code and that the disclosure by the

Trustee concerning the Plan have been adequate and have included information concerning all payments to be made in connection with the Plan. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Rule 3020(b)(2) Federal Rules of Bankruptcy Procedure, it may do so without receiving evidence if no objection is timely filed.

         In particular, and as described in more detail above, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all classes of impaired Claims and impaired interests unless approval will be sought under Section 1129(b) of the Bankruptcy Code in spite of the non-acceptance by one or more such classes,
(b) the Plan is "feasible," which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plan is in the "best interests" of all holders of Claims and interests, which means that such holders will receive at least as much under the Plan as they would have received in a liquidation under Chapter 7 of the Bankruptcy Code.

         THE BANKRUPTCY COURT MUST FIND THAT ALL CONDITIONS MENTIONED ABOVE ARE MET BEFORE IT CAN CONFIRM THE PLAN. THUS, EVEN IF ALL THE CLASSES OF IMPAIRED CLAIMS WERE TO ACCEPT THE PLAN BY THE REQUISITE VOTES, THE BANKRUPTCY COURT MUST STILL MAKE AN INDEPENDENT FINDING THAT THE PLAN SATISFIES THESE REQUIREMENTS OF THE BANKRUPTCY CODE, THAT THE PLAN IS FEASIBLE, AND THAT THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS.

         UNLESS THE BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO AUGUST 29, 2003 AT 4:00 P.M. (PREVAILING EASTERN TIME), THE TRUSTEE MAY, IN HIS SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS, THE TRUSTEE OR ANY OF HIS ADVISORS.

     A.           PERSONS ENTITLED TO VOTE

         Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

         In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is "allowed," which means that no party in interest has objected to such claim or interest, and (2) the claim or interest is impaired by the Plan. If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems that the holder of such claim or interest to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and that the plan proponent need not solicit such holder's vote.

         The holder of a Claim that is impaired under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim and (2)(a) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent, or unliquidated), (b) such Claimant has timely filed a Proof of Claim as to which no objection has been filed, or (c) the Court has granted a motion pursuant to Rule 3018(a) of the Bankruptcy Rules temporarily allowing such Claim for voting purposes only.

         A vote may be disregarded if the Court determines, pursuant to Section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith in accordance with the provisions of the Bankruptcy Code. An order regarding solicitation procedures also sets forth assumptions and procedures for tabulating ballots, including ballots that are not competed fully or correctly.

         Any ballot which is executed by the holder of an Allowed Claim or Allowed Equity Interest, but which does not indicate an acceptance or rejection of the Plan, shall be deemed an acceptance of the Plan, provided that the ballot so, states in bold type and further provided that the Bankruptcy Court shall have approved the foregoing by appropriate order.

     B.           CLASSES IMPAIRED UNDER THE PLAN

         1.       VOTING IMPAIRED CLASSES OF CLAIMS

         The following Classes are Impaired under, and are entitled to vote to accept or reject, the Plan: Class 3 (General Unsecured Claims); Class 4 (Coram Preferred Stock Interests); and Class 6 (CHC Equity Interests).

         2.       UNIMPAIRED CLASSES OF CLAIMS

         Class 1 (Priority Non-Tax Claims) and Class 2 (Secured Claims) are unimpaired under the Plan and are deemed under Section 1126(f) of the Bankruptcy Code to have accepted the Plan. Their votes to accept or reject the Plan will not be solicited.

         3.       IMPAIRED CLASSES OF CLAIMS AND INTERESTS DEEMED TO REJECT THE
                  PLAN

          The Holders of Coram Equity Interests (Class 5) are not entitled to receive any Distribution under the plan on account of such Interests. Accordingly, pursuant to Section 1126(g) of the Bankruptcy Code, Class 5 is conclusively presumed to have rejected the Plan, and the votes of members of this class will not be solicited.

XIV.      CONCLUSION

     A.           HEARING AND OBJECTIONS TO CONFIRMATION

         1.       CONFIRMATION HEARING

         The hearing on confirmation of the Plan has been scheduled for September 5, 2003 at 10:30 a.m. (prevailing eastern time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without any other or further notice to parties in interest, and the Plan may be modified by the Trustee pursuant to and in compliance with Section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing.

         2.       DATE SET FOR FILING OBJECTIONS TO CONFIRMATION OF THE PLAN

         The date and time by which all objections to Confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Confirmation Hearing Notice has been set for August 7, 2003, at 4:00 p.m. (prevailing eastern time). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.

     B.           RECOMMENDATION

         The Plan provides for an equitable and early Distribution to Creditors and Equity Interests of the Debtors, preserves the value of the Debtors' business as a going concern, preserves the jobs of the employees, and provides continued services to patients that are customers of the Debtors. The Trustee believes that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to confirm a different Plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by the employees. Moreover, the Trustee believes that the Debtors' Creditors will receive better and much faster recoveries under the Plan that those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE TRUSTEE URGES YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

                                       Respectfully Submitted,

                                              /s/ Arlin M. Adams
                                       -----------------------------------------
                                       Arlin M. Adams, Chapter 11 Trustee of the
                                       Bankruptcy Estates of Coram
                                       Healthcare Corp. and Coram, Inc.

Of Counsel

SCHNADER HARRISON SEGAL
         & LEWIS LLP
Barry E. Bressler
Wilbur L. Kipnes
Richard A. Barkasy
Michael J. Barrie
1600 Market Street, Suite 3600
Philadelphia, Pennsylvania 19103
(215) 751-2000

Dated: June 24, 2003
         Philadelphia, Pennsylvania